Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

by and among

NUCLEAR ENGINEERING HOLDINGS LLC,

GAMMA NUCLEAR MERGER SUB LLC,

and

GSE SYSTEMS, INC.

Dated as of August 8, 2024

i

ii

iii

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of August 8, 2024 (the “Execution Date”), is made and entered into by and among (i) Nuclear Engineering Holdings LLC, a Delaware limited liability company (“Parent”), (ii) Gamma Nuclear Merger Sub LLC, a Delaware limited liability company and a direct, wholly-owned Subsidiary of Parent (“Merger Sub”), and (iii) GSE Systems, Inc., a Delaware corporation (the “Company”). Parent, Merger Sub, and the Company are referred to individually as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, as of the Execution Date, excluding shares held in treasury, the Company has authorized (i) 60,000,000 shares of common stock, par value $0.01 per share, of which 3,471,677 shares are issued and outstanding (such common stock, the “Company Common Stock”), and (ii) 2,000,000 shares of preferred stock, par value $0.01 per share, of which zero shares are issued and outstanding (such preferred stock, the “Company Preferred Stock” and, together with Company Common Stock, the “Company Capital Stock”);

WHEREAS, the Parties intend that, on the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (as amended, the “DGCL”) and the Delaware Limited Liability Company Act (as amended, the “DLLCA”), Merger Sub shall merge with and into the Company (the “Merger” and together with any other transactions contemplated in connection with this Agreement, the “Transactions”) in accordance with the DGCL and the DLLCA, with the Company surviving the Merger, and each of the Company’s issued and outstanding shares of Company Capital Stock (collectively, the “Shares” and each, a “Share”) (other than Excluded Shares and Dissenting Shares), will convert into the right to receive the Merger Consideration;

WHEREAS, the Board of Directors of the Company (the “Company Board”) has unanimously (a) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (b) approved and declared advisable this Agreement and consummation of the Transactions, including the Merger, by the Company, (c) approved the execution, delivery, and performance of this Agreement by the Company and the consummation of the Transactions, including the Merger; (d) directed that this Agreement be submitted to the stockholders of the Company for their adoption, and (e) resolved to recommend that the stockholders of the Company adopt this Agreement (such recommendation, the “Company Recommendation”);

WHEREAS, the manager of Parent (the “Parent Manager”) has, on the terms and subject to the conditions set forth herein, unanimously (a) determined that the Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Parent and its sole member, (b) approved and declared advisable this Agreement and the consummation of the Transactions, including the Merger, by Parent, and (c) approved the execution, delivery, and performance of this Agreement by Parent and the consummation of the Transactions, including the Merger;

WHEREAS, Parent, as the sole member of Merger Sub has (a) determined that the Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and Parent (as its sole member), (b) approved and declared advisable this Agreement and the consummation of the Transactions, including the Merger, by Merger Sub, and (c) approved the execution, delivery, and performance of this Agreement by Merger Sub and the consummation of the Transactions, including the Merger;

WHEREAS, immediately prior to the Parties’ entry into and execution of this Agreement, the Lind Note was paid off in full and/or converted into certain Shares in accordance with its terms and evidence of such payoff and conversion and the termination of the Lind Note was provided to Parent and Merger Sub;

WHEREAS, simultaneously with the execution of this Agreement, certain Affiliates of Parent and Merger Sub entered into an equity commitment letter with Parent, pursuant to which the Company is an intended third party beneficiary;

WHEREAS, each Party desires to make certain representations, warranties, covenants, and agreements in connection with this Agreement and the Transactions contemplated hereby and to prescribe certain conditions to this Agreement and the Transactions, in each case, as specified herein; and

WHEREAS, capitalized terms used, but not otherwise defined, in this Agreement are defined in Section 8.16.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

Section 1.1          The Merger. Upon the terms and subject to the conditions set forth in this Agreement and in accordance with the applicable provisions of the DGCL and the DLLCA, at the Effective Time, Merger Sub shall be merged with and into the Company, whereupon the separate existence of Merger Sub will cease and the Company shall continue its corporate existence under Delaware Law as the surviving corporation in the Merger (the “Surviving Corporation”). As a result of the Merger, the Surviving Corporation shall become a direct, wholly owned Subsidiary of Parent.

Section 1.2         Closing. Unless this Agreement shall have been validly terminated pursuant to Article VII, the closing of the Merger (the “Closing”) shall take place at the offices of Miles & Stockbridge P.C., 100 Light Street, Baltimore, Maryland 21202 (or, if agreed by the Parties, by conference call and electronic or facsimile exchange of executed documents, with the exchange of any necessary original signatures to follow by overnight mail, if applicable), no later than the third (3rd) Business Day after all of the conditions set forth in Article VI have been satisfied or waived (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing), or at such other place, at such other time or on such other date as Parent and the Company may mutually agree in writing, which shall be the end of a calendar month if requested by Parent. The actual date on which the Closing occurs is referred to herein as the “Closing Date.”

Section 1.3           Effective Time. Subject to the provisions of this Agreement, on the Closing Date, the Company and Merger Sub shall file a certificate of merger, in form and substance mutually acceptable to the Parties (which such approval shall not be unreasonably withheld, conditioned or delayed) (the “Certificate of Merger”), with the Secretary, in accordance with the relevant provisions of the DGCL and the DLLCA and shall make all other filings, recordings, or publications required by Delaware Law in connection with the Merger. The Merger shall become effective upon the date and time the Certificate of Merger is filed with the Secretary on the Closing Date, or at such other, later date and time as Parent and the Company shall agree and specify in the Certificate of Merger in accordance with the relevant provisions of the DGCL and DLLCA (the time the Merger becomes effective, the “Effective Time”).

Section 1.4          Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in this Agreement and the applicable provisions of the DGCL and the DLLCA. Without limiting the generality of the foregoing, and subject thereto, from and after the Effective Time, all property, rights, privileges, immunities, powers, franchises, licenses, and authority of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, and duties of each of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, and duties of the Surviving Corporation.

Section 1.5        Charter; Bylaws. At the Effective Time and by virtue of the Merger, the certificate of incorporation of the Company as in effect immediately prior to the Effective Time shall be amended and restated in form and substance mutually acceptable to the Parties (which such approval shall not be unreasonably withheld, conditioned or delayed) (the “Second Amended Certificate of Incorporation”), and, as so amended, shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with the terms thereof, the bylaws and applicable Law, subject to Section 5.9(a). At the Effective Time, the bylaws of the Company as in effect immediately prior to the Effective Time shall be amended and restated in form and substance acceptable to Parent and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with the terms thereof, the Second Amended Certificate of Incorporation, or applicable Law, subject to Section 5.9(a) (the “Surviving Bylaws”).

Section 1.6         Directors and Officers of the Surviving Corporation. The Parties shall take all requisite action such that, from and after the Effective Time: (a) the directors of the Surviving Corporation immediately prior to the Effective Time shall be the directors of the Surviving Corporation, until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Second Amended Certificate of Incorporation, the Surviving Bylaws and the DGCL; and (b) each of (i) the officers of the Company as of immediately prior to the Effective Time indicated on Section 1.6 of the Company Disclosure Letter and (ii) the officers of Merger Sub shall, in each case, be the initial officers of the Surviving Corporation, until the earlier of their death, resignation, or removal or until their respective successors are duly elected or appointed and qualified, as the case may be, in accordance with the Second Amended Certificate of Incorporation, the Surviving Bylaws and the DGCL.

ARTICLE II

EFFECT OF THE MERGER; EXCHANGE OF CERTIFICATES

Section 2.1          Effect on Securities of the Company and Merger Sub. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Securities of the Company or Merger Sub:

(a)        Each Share held in the treasury of the Company and all Shares that are owned, directly or indirectly, by Parent, Merger Sub, or any Subsidiary of the Company (collectively, the “Excluded Shares”), immediately prior to the Effective Time shall no longer be outstanding and shall be automatically cancelled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

(b)         Each Share issued and outstanding immediately prior to the Effective Time (other than Excluded Shares to be cancelled in accordance with Section 2.1(a) and Dissenting Shares) shall automatically be converted into the right to receive, without interest, an amount equal to $4.10 per Share in cash, subject to any withholding of Tax pursuant to Section 2.4(g) (the “Merger Consideration”).

(c)          All Shares converted into the right to receive the Merger Consideration pursuant to Section 2.1(b) shall automatically be cancelled and shall cease to exist as of the Effective Time, and each holder of (i) a certificate (a “Certificate”) that immediately prior to the Effective Time represented any such Shares (“Certificated Shares”), (ii) each uncertificated Share registered to a holder in the Company’s electronic direct registration system immediately prior to the Effective Time (an “Uncertificated Share”), or (iii) each book-entry account that immediately prior to the Effective Time represented uncertificated Shares held of record by The Depository Trust Company (“Book-Entry Shares”) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration, as applicable, without interest, upon surrender of any such Certificate (or affidavits of loss in lieu thereof as provided in Section 2.4(b)) representing such Certificated Shares or transfer of any such Uncertificated Shares or any such Book-Entry Shares, subject to compliance with the procedures set forth in Section 2.4.

(d)         Each unit of Merger Sub issued and outstanding immediately prior to the Effective Time, shall automatically be converted into one (1) validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

Section 2.2           Certain Adjustments. Notwithstanding anything in this Agreement to the contrary, if, from the date of this Agreement until the earlier of (a) the Effective Time or (b) any termination of this Agreement in accordance with Article VII, the outstanding Shares shall have been changed into a different number of Shares or a different class by reason of any reclassification, stock split (including a reverse stock split), recapitalization, subdivision, split-up, combination, exchange of shares, merger, issuer tender offer, readjustment, or other similar transaction, or a stock dividend or distribution thereon shall be declared with a record date within said period, then the Merger Consideration, and any other similarly dependent items, as the case may be, shall be equitably adjusted, without duplication, to provide the holders of Company Common Stock (including Company RSUs and Company PSUs) the same economic effect as contemplated by this Agreement prior to such event; provided that nothing in this Section 2.2 shall be construed to permit the Company to take any action with respect to its Securities that is prohibited by the terms of this Agreement.

Section 2.3          Appraisal Rights. Notwithstanding anything to the contrary in this Agreement, Shares issued and outstanding immediately prior to the Effective Time, and held by holders (or, as the case may be, that are owned by beneficial owners) who have not voted in favor of the Merger or consented thereto in writing and who have properly demanded appraisal of such Shares in accordance with, and who have otherwise properly complied with, Section 262 of the DGCL (the “Dissenting Shares”), shall not be converted into the right to receive Merger Consideration unless and until such time as such holder (or, as the case may be, beneficial owner) fails to perfect or otherwise withdraws, waives or loses such holder’s (or beneficial owner’s) appraisal rights under Section 262 of the DGCL with respect to such Shares, but instead, effective as of the Effective Time, shall represent only the right to receive those rights granted by Section 262 of the DGCL; provided, however, that if, following the Effective Time, any such holder (or, as the case may be, beneficial owner) of Dissenting Shares withdraws, waives, loses or fails to perfect such holder’s (or beneficial owner’s) rights to appraisal under Section 262 of the DGCL or a court of competent jurisdiction shall determine that such holder is not entitled to the relief provided by Section 262 of the DGCL, such holder’s (or beneficial owner’s) Shares shall be deemed to have been converted as of the Effective Time into, and to have become exchangeable solely for, the right to receive the Merger Consideration without interest thereon as provided in Section 2.1(b) (upon, as applicable, the surrender of the Certificates, Uncertificated Shares, or Book-Entry Shares previously representing such Dissenting Shares, and less any amounts entitled to be deducted or withheld pursuant to Section 2.4(g)), and such Shares shall thereafter not be deemed to be Dissenting Shares. From and after the Effective Time, a holder (or beneficial owner) of Dissenting Shares shall not have and shall not be entitled to exercise any of the voting rights or other rights of a stockholder (or beneficial owner) of the Surviving Corporation. The Company shall give prompt written notice to Parent of any demands received by the Company for appraisal of any Shares, withdrawals of such demands, and any other instruments served on the Company pursuant to Section 262 of the DGCL, and Parent shall have the right to direct all negotiations and Proceedings with respect to such demands; provided, that prior to the Effective Time, Parent shall reasonably consult with the Company and consider using good faith efforts the Company’s advice with respect to such negotiations. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (which consent shall not to be unreasonably withheld, conditioned or delayed), make any payment with respect to, or settle or offer to settle, any such demands, waive any failure to timely deliver a written demand for appraisal under the DGCL, approve any withdrawal of any such demands or propose or otherwise agree to do any of the foregoing. Prior to the Effective Time, Parent shall not, except with the prior written consent of the Company, require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands.  Solely for purposes of this Section 2.3, the term “beneficial owner” shall have the meaning given to such term in Section 262(a) of the DGCL.

Section 2.4           Exchange of Company Common Stock.

(a)        At or prior to the Effective Time, Parent shall enter into a customary exchange agreement (the “Exchange Agreement”) with a nationally recognized financial institution designated by Parent and reasonably acceptable to the Company (the “Paying Agent”). At or prior to the Effective Time, Parent shall deposit, or cause to be deposited, with the Paying Agent cash in an aggregate amount necessary to pay the Merger Consideration that is payable with respect to all of the Shares (excluding the Excluded Shares and Dissenting Shares) represented by the Certificates, Uncertificated Shares, and the Book-Entry Shares and other eligible Persons (such cash provided to the Paying Agent is hereinafter referred to as the “Exchange Fund”).  In the event the Merger is not consummated and this Agreement is terminated for any reason and any cash has been transmitted to the Paying Agent, such cash shall be promptly returned to Parent.  The Paying Agent shall deliver the Merger Consideration to be issued pursuant to Section 2.1 out of the Exchange Fund in accordance with the terms of this Agreement and the Exchange Agreement. The Exchange Fund shall not be used for any other purpose other than to fund payments pursuant to this Article II.

(b)          Exchange Procedures.

(i)          Certificates. Parent shall instruct the Paying Agent to mail, as soon as reasonably practicable after the Effective Time, but in no event later than the third (3rd) Business Day after the Effective Time, to each holder of record of a Certificate whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1, (A) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent and shall be in in form and substance mutually acceptable to the Parties (which such approval shall not be unreasonably withheld, conditioned or delayed) (the “Letter of Transmittal”)) and (B) instructions for use in effecting the surrender of the Certificates (or an affidavit of loss in lieu thereof) in exchange for the Merger Consideration. Upon surrender of a Certificate (or an affidavit of loss in lieu thereof) for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent (together with such Letter of Transmittal, duly executed, and such other documents as may reasonably be required by the Paying Agent), the holder of such Certificate shall be entitled to receive in exchange therefor, and Parent shall direct the Paying Agent to pay and deliver in exchange thereof as promptly as practicable, cash in an amount equal to (x) the Merger Consideration multiplied by (y) the number of Shares previously represented by such Certificate, and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of Company Common Stock that is not registered in the transfer records of the Company, payment may be made to a Person other than the Person in whose name the Certificate so surrendered is registered, if such Certificate shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment shall pay any transfer or other Taxes required by reason of the payment to a Person other than the registered holder of such Certificate or establish to the satisfaction of Parent that such Tax has been paid or is not applicable. No interest shall be paid or accrue on any cash payable upon surrender of any Certificate.

(ii)        Uncertificated Shares and Book-Entry Shares. Notwithstanding anything to the contrary contained in this Agreement, any holder of Uncertificated Shares or Book-Entry Shares shall not be required to deliver a Certificate to the Paying Agent to receive the Merger Consideration that such holder is entitled to receive pursuant to this Article II. In lieu thereof, each holder of record of one (1) or more Uncertificated Shares or Book-Entry Shares whose Shares were converted into the right to receive the Merger Consideration pursuant to Section 2.1 shall, upon receipt by the Paying Agent of an “agent’s message” in customary form (it being understood that holders of Uncertificated Shares or Book-Entry Shares shall be deemed to have surrendered such Shares upon receipt by the Paying Agent of such “agent’s message” or such other evidence, if any, as the Paying Agent may reasonably request), together with a duly completed and validly executed Letter of Transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Uncertificated Shares or Book-Entry Shares shall pass, only upon receipt of the “agent’s message” or such other evidence as the Paying Agent may reasonably request), and other required documents, in each case in accordance with the terms of the Letter of Transmittal and instructions thereto, be entitled to receive, and Parent shall cause the Paying Agent to pay and deliver as promptly as practicable after the Effective Time, cash in an amount equal to (A) the Merger Consideration multiplied by (B) the number of Shares previously represented by such Uncertificated Shares or Book-Entry Shares, and the Uncertificated Shares or Book-Entry Shares of such holder shall forthwith be cancelled. No interest shall be paid or accrue on any cash payable upon conversion of any Uncertificated Shares or Book-Entry Shares. Exchange of any Uncertificated Shares or Book-Entry Shares shall be effected in accordance with the Paying Agent’s customary procedures with respect to Shares represented by book entry.

(c)          The Merger Consideration issued and paid in accordance with the terms of this Article II upon the surrender of the Certificates or upon receipt by the Paying Agent of such “agent’s message” (together with a duly completed and validly executed Letter of Transmittal) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such Shares. After the Effective Time, there shall be no further registration of transfers on the stock transfer books of the Surviving Corporation of Shares that were outstanding immediately prior to the Effective Time.

(d)         Any portion of the Exchange Fund that remains undistributed to the former holders of Shares and other eligible Persons in accordance with this Article II (including any interest received with respect thereto) following the one (1) year anniversary of the Effective Time shall be delivered to the Surviving Corporation (or an Affiliate thereof as designated by the Surviving Corporation), upon demand, and any former holder of Shares or other eligible Persons who have not theretofore complied with such holder’s Letter of Transmittal shall, thereafter, look only to the Surviving Corporation (and not to Parent or any Affiliate of Parent) for payment of such holder’s portion of the Merger Consideration, without interest and net of any applicable withholding Taxes as provided in Section 2.4(g). Any portion of the Merger Consideration made available to the Paying Agent pursuant to this Section 2.4 to pay for Shares for which appraisal rights have been perfected shall be returned to the Surviving Corporation, upon demand.

(e)          None of Parent, Merger Sub, the Company, the Surviving Corporation or the Paying Agent shall be liable to any Person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat, or similar Law.  Any Merger Consideration remaining unclaimed by former holders of Shares or other eligible Persons five (5) years after the Effective Time, or at such earlier date as is immediately prior to the time at which such amounts would otherwise escheat to or become property of any Governmental Entity, shall, to the fullest extent permitted by applicable Law, become the property of the Surviving Corporation, free and clear of any claims or interest of any Person previously entitled thereto.

(f)           In the event any Certificate shall have been lost, stolen, or destroyed, upon the making of an affidavit, in form and substance reasonably acceptable to Parent, of that fact by the Person claiming such Certificate to be lost, stolen, or destroyed and, if required by Parent or the Paying Agent, the posting by such Person of a bond in reasonable amount and upon such other terms as may be required by Parent, as indemnity against any claim that may be made against it or the Surviving Corporation with respect to such Certificate, the Paying Agent will issue in exchange for such lost, stolen, or destroyed Certificate, the Merger Consideration payable with respect to such Certificate hereunder (after giving effect to any required Tax withholdings as provided in Section 2.4(g)) had such lost, stolen, or destroyed Certificate been surrendered as provided in this Article II.

(g)         Parent, the Surviving Corporation, or the Paying Agent, as applicable shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Code, or under any provision of state, local, or foreign tax Law. Any amount deducted or withheld pursuant to this Section 2.4(g) shall be treated as having been paid to the Person in respect of which such deduction or withholding was made. Parent or the applicable withholding agent shall pay, or shall cause to be paid, all amounts so deducted or withheld to the appropriate taxing authority within the period required under applicable Law.

Section 2.5           Treatment of Company RSUs and Company PSUs.

(a)         No Assumption of Awards. No Company RSUs, or Company PSUs shall be continued, converted, assumed, or replaced by the Surviving Corporation in connection with the transactions contemplated hereby.

(b)        Company RSUs. At the Effective Time, each then-outstanding Company RSU, whether vested or unvested, shall, by virtue of the Merger and without any action on the part of Parent, the Surviving Corporation the holder thereof or any other person, automatically become fully vested, and be canceled and converted automatically into the right to receive a cash payment (without interest) from the Surviving Corporation payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth (15th) day after the Closing Date) equal to (A) the product of (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company RSU as of immediately prior to the Effective Time, less (B) any applicable withholding for Taxes. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.4(g).

(c)           Company PSUs.

(i)          At the Effective Time, each then-outstanding Company PSU for which the applicable performance period has ended at or prior to the Effective Time in accordance with the terms of the applicable award agreement and the Company Long-Term Incentive Plan (the “Performance-Vested Company PSUs”), shall, by virtue of the Merger and without any action on the part of Parent, the Surviving Corporation, the holder thereof or any other person, be cancelled and converted automatically into the right to receive a cash payment (without interest), if any, from the Surviving Corporation payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth (15th) day after the Closing Date) equal to the product of (A)(i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Performance-Vested Company PSU earned based on actual performance during the applicable performance period (i.e. if the performance criteria is satisfied during the applicable performance period), less (B) any applicable withholding for Taxes. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.4(g).

(ii)        Each then-outstanding Company PSU for which the applicable performance period has not ended prior to the Effective Time, shall, without any action on the part of Parent, the Surviving Corporation, the holder thereof, or any other person, be cancelled and converted automatically into the right to receive a cash payment (without interest), if any, from the Surviving Corporation payable as soon as practicable following the Effective Time (but not later than the first regular payroll date to occur following the fifteenth (15th) day after the Closing Date) equal to the product of (A) (i) the Merger Consideration multiplied by (ii) the number of Shares subject to such Company PSU earned based on actual performance achieved as of immediately prior to the Effective Time (i.e. if the performance criteria is satisfied prior to the Effective Time), less (B) any applicable withholding for Taxes. All such payments shall be subject to all applicable Tax withholding requirements in accordance with Section 2.4(g).

(d)        Section 409A. To the extent that any award described in this Section 2.5 constitutes nonqualified deferred compensation subject to Section 409A of the Code, such cash payment shall be paid in accordance with this Agreement and the applicable award’s terms or, if later, at the earliest time permitted under the terms of such award that will not result in the application of a Tax or penalty under Section 409A of the Code.

(e)         Board Actions. Prior to the Effective Time, the Company Board (or, if appropriate, any duly authorized committee thereof administering any Company Benefit Plan) shall take all such actions as are necessary to approve and effectuate the foregoing provisions of this Section 2.5, including making any determinations and/or adopting resolutions of the Company Board or a committee thereof or any administrator of a Company Benefit Plan as may be necessary.

Section 2.6           Treatment of Warrants. At the Effective Time, by virtue of the Merger and without any action on the part of the Parties or any holder of any Securities of the Company or Merger Sub (including any holder of any Warrants, subject to Section 5.6(b) of the Second Warrant), (a) any holder of the First Warrant if outstanding immediately prior to the Effective Time (whether or not such First Warrant is then exercisable) shall receive, in accordance with Section 5.3 of the First Warrant, a payment in cash of an amount equal to the product of (i) the total number of Shares subject to the First Warrant, and (ii) the excess, if any, of the Merger Consideration over the exercise price per Share subject to the First Warrant (such amounts payable hereunder, the “First Warrant Payment”), and the First Warrant shall be subsequently cancelled, and (b) any holder of the Second Warrant if outstanding immediately prior to the Effective Time (whether or not such Second Warrant is then exercisable) shall receive a cash payment (the “Second Warrant Payment”), either (i) in accordance with Section 5.3 of the Second Warrant, in an amount equal to the product of (x) the total number of Shares subject to the Second Warrant, and (y) the excess, if any, of the Merger Consideration over the exercise price per Share subject to the Second Warrant, or (ii) in an amount calculated in accordance with Section 5.6(b) of the Second Warrant if the holder of the Second Warrant exercises its option to require the Company to purchase the Second Warrant for cash in accordance with Section 5.6(b) of the Second Warrant (which such option is exercisable at any time concurrently with or within thirty (30) days of Closing), and such Second Warrant shall be cancelled immediately upon the issuance of the Second Warrant Payment.  From and after the Effective Time, any Warrant shall no longer be exercisable by the former holder thereof, but shall only entitle such holder to the payment of the First Warrant Payment or Second Warrant Payment, as applicable.

Section 2.7           Further Assurances. If, at any time after the Effective Time, Parent or the Surviving Corporation reasonably believes that any actions are necessary or desirable to vest, perfect, or confirm of record or otherwise in the Surviving Corporation its right, title, or interest in, to or under any of the rights, properties, or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger or otherwise to carry out this Agreement, then Parent, Merger Sub, the Company and the Surviving Corporation and each of their respective officers and directors shall be authorized to take all such actions as may be necessary or desirable to vest all right, title, or interest in, to and under such rights, properties, or assets in the Surviving Corporation or otherwise to carry out this Agreement.

Section 2.8           Company Indebtedness and Transaction Expenses. On the Closing Date, in addition to all other payments required to be made pursuant to this Agreement, Parent shall make (or cause to be made) the following payments:

(a)       all amounts required to be paid pursuant to the Payoff Letters delivered in accordance with Section 5.16(a), by wire transfer of immediately available funds to the accounts designated by such holders of Indebtedness; and

(b)        all amounts required to be paid in order to discharge the Transaction Expenses of the Company required to be paid pursuant to the Transaction Expense invoices delivered in accordance with Section 5.16(b), by wire transfer of immediately available funds to the accounts designated by the service providers of the Company.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as otherwise disclosed in (a) the Company SEC Documents filed or furnished with the U.S. Securities and Exchange Commission (“SEC”) during the period beginning January 1, 2022, and ending at least four (4) Business Days prior to the date of this Agreement, the relevance of such documents being reasonably apparent on its face, but excluding any “risk factor” disclosure and disclosure of risks included in any “forward looking statements” disclaimer, “quantitative and qualitative disclosures about market risk” or other general statements included in such Company SEC Documents to the extent they are predictive or forward looking in nature, or (b) the disclosure letter delivered to Parent by the Company concurrently with the execution of this Agreement (the “Company Disclosure Letter”) (which Company Disclosure Letter shall, in each case, specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties, and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Company Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), the Company represents and warrants to Parent and Merger Sub as of the Execution Date and as of the Closing Date as follows:

Section 3.1           Organization and Corporate Power.

(a)         The Company is a corporation duly incorporated and validly existing under the Laws of the State of Delaware, is in good standing under the Laws of the State of Delaware, and has all requisite corporate power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.1(a) of the Company Disclosure Letter sets forth a true, correct and complete list of each jurisdiction in which the Company is qualified or authorized to do business as a foreign company.

(b)         The Constituent Documents of the Company filed as an exhibit to the Company SEC Documents are true, accurate and complete, and are in full force and effect and have not been amended, restated or otherwise modified in any material respect as of the date hereof. The Company is not in violation of any of its Constituent Documents. The Company has delivered or made available to Parent copies of the minutes (to the extent prepared by the Company) of all meetings of the stockholders, the Company Board and each committee of the Company Board held since the Look-Back Date, other than any such minutes relating to this Agreement or the transactions contemplated hereby, or any alternatives to this Agreement or the transactions contemplated hereby, including the process for considering this Agreement and any such alternatives, or any other similar transaction or process with any other party or parties, or containing competitively sensitive information.

(c)         Section 3.1(c) of the Company Disclosure Letter sets forth a true, accurate and complete list of (i) each Subsidiary of the Company (each individually, a “Company Subsidiary” and collectively, the “Company Subsidiaries”) and (ii) each Company Subsidiary’s jurisdiction of formation. Each Company Subsidiary is duly formed and is validly existing and in good standing, if applicable, under the Laws of the jurisdiction of its formation, as the case may be. Each Company Subsidiary has all requisite corporate or company power and authority, as the case may be, to own, lease, and operate its properties and assets and to carry on its business as now being conducted, except where the failure to be so duly formed, validly existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Each Company Subsidiary is duly qualified or licensed to do business and is in good standing, if applicable, in each jurisdiction in which the nature of its business or the ownership, leasing, or operation of its properties makes such qualification or licensing necessary, except for those jurisdictions in which the failure to be so qualified or licensed or to be in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Schedule 3.1(c) of the Company Disclosure Letter sets forth a true, correct and complete list of each jurisdiction in which each Company Subsidiary is qualified or authorized to do business as a foreign company. None of the Company Subsidiaries is in violation of its Constituent Documents.

(d)          The Company has delivered or made available to Parent or Merger Sub true, accurate and complete copies of Constituent Documents for each Company Subsidiary, including all amendments and modifications thereto. The Constituent Documents of each Company Subsidiary are in full force and effect and have not been amended, restated or otherwise modified in any respect as of the date hereof.

(e)          Except as set forth in Section 3.1(e) of the Company Disclosure Letter, the Company is, directly or indirectly, the record and Beneficial Owner of all of the outstanding Securities of each Company Subsidiary, free and clear of any Liens and free of any other limitation or restriction (including any limitation or restriction on the right to vote, sell, transfer, or otherwise dispose of the Securities). All such Securities owned by the Company have been duly authorized, validly issued, fully paid, are nonassessable, and were not issued in violation of any applicable preemptive rights. Except for the Securities of the Company Subsidiaries and investments in marketable securities and cash equivalents, the Company does not own, directly or indirectly, any Securities or other ownership interests in any Person. Except for Securities in other Company Subsidiaries, no Company Subsidiary owns, directly or indirectly, any Securities or other ownership interests in any other Person.

Section 3.2           Capitalization.

(a)          The authorized capital stock of the Company consists of (i) 60,000,000 shares of Company Common Stock and (ii) 2,000,000 shares of Company Preferred Stock.

(b)         As of the close of business on the last Business Day immediately prior to the Execution Date (the “Company Capitalization Date”), there were (i) 3,471,677 shares of Company Common Stock issued and outstanding (not including shares held in treasury) and no shares of Company Preferred Stock issued and outstanding; (ii) no shares of Company Common Stock issuable upon the exercise of outstanding Company Stock Options (whether or not presently vested or exercisable); (iii) 22,857 shares of Company Common Stock issuable upon the exercise of, and the vesting of, outstanding Company RSUs (whether or not presently vested); (iv) 95,000 shares of Company Common Stock issuable upon the exercise of, and the vesting of, outstanding Company RSUs (whether or not presently vested), which will forfeit upon a Change in Control (as defined in the  Company Long-Term Incentive Plan) prior to December 31, 2024; (v) 26,131 shares of Company Common Stock issuable upon the exercise of, and the vesting of, outstanding Company PSUs (whether or not presently vested) and (vi) 159,891 shares of Company Common Stock held in treasury. In addition to the foregoing, the Company previously issued that certain Lind Note, First Warrant and Second Warrant. Except as set forth above, and for shares of Company Common Stock reserved for issuance under Company Benefit Plans or as described in Section 3.2(b) of the Company Disclosure Letter, as of the Company Capitalization Date, no other Securities of the Company are issued, reserved for issuance, or outstanding. All of the issued and outstanding Shares have been, and any shares of Company Common Stock issued upon the settlement of Company RSUs and Company PSUs will be, duly authorized and validly issued and are or will be fully paid, nonassessable and free of preemptive rights or other preferential rights of subscription or purchase of any Person.

(c)         Each outstanding Company Equity Award was granted under the Long-Term Incentive Plan in accordance therewith. Section 3.2(c) of the Company Disclosure Letter sets forth a true and complete list, as of the Company Capitalization Date, with respect to each outstanding Company Equity Award, of (i) the employee ID (or other identification reference) of the holder, (ii) the type of award, (iii) the number of unvested shares of Company Common Stock underlying such Company Equity Award, (iv) the date of grant, (v) the vesting schedule of such Company Equity Award and, if applicable, (vi) the exercise price of the Company Equity Award.

(d)          Except as set forth in Section 3.2(b) and Section 3.2(c) (including Section 3.2(b) and Section 3.2(c) of the Company Disclosure Letter), and with respect to each of the Company and each Company Subsidiary, there are no outstanding (i) securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interest in, the Company or any Company Subsidiary, (ii) options, stock appreciation rights, warrants, restricted stock units, subscriptions, convertible securities, calls, puts, rights, commitments, agreements, derivative contracts, forward sale contracts, or undertakings of any kind to which the Company or any Company Subsidiary is a party, or by which the Company or any Company Subsidiary is bound, obligating the Company or any Company Subsidiary to (A) issue, deliver or sell, or cause to be issued, delivered or sold, in each case, additional Securities of the Company or of any Company Subsidiary or (B) issue, grant, extend, or enter into any such security, option, stock appreciation right, warrant, restricted stock unit, subscription agreement, call, put, right, commitment, agreement, derivative contract, forward sale contract, or other similar undertaking, (C) make any payment based on or resulting from the value or price of Company Common Stock or of any such security, option, stock appreciation right, warrant, restricted stock unit, subscription, call, put, right, commitment, agreement, derivative contract, forward sale contract, or undertaking or (D) grant any preemptive (other than, solely with respect to the Company Subsidiaries’, statutory preemptive rights), antidilutive, rights of first refusal or similar rights with respect to any Security issued by the Company or any Company Subsidiary. Except for acquisitions, or deemed acquisitions, of Company Common Stock or other equity Securities of the Company in connection with (x) required Tax withholding in connection with vesting and settlement of Company RSUs and Company PSUs, and (y) forfeitures of Company RSUs and Company PSUs with respect to Company Common Stock, there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem, or otherwise acquire any Shares or any Securities of any Company Subsidiary or to make any material investment (in the form of a loan, capital contribution or otherwise) in, any other Person.

(e)         Except as set forth on Section 3.2(e) of the Company Disclosure Letter, as of the Execution Date, neither the Company nor any Company Subsidiary has any (i) outstanding bonds, debentures, notes, or other Indebtedness of the Company or any Company Subsidiary having the right to vote (or convertible into, or exchangeable for, Securities having the right to vote) on any matters on which stockholders of the Company may vote or (ii) outstanding warrants granted by the Company or any Company Subsidiaries to any other Person that are convertible into, or exchangeable for, Securities having the right to vote.

(f)         There are no stockholder agreements, voting trusts, or other agreements or understandings to which the Company or any Company Subsidiary is a party with respect to the holding, voting, registration, redemption, repurchase, or disposition of, or that restricts the transfer of, any Securities of the Company or any Company Subsidiary.

Section 3.3           Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)        The Company has full corporate power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and, subject to the adoption of this Agreement by the affirmative vote of the holders of a majority of the outstanding Shares entitled to vote thereon (in person or by proxy) in accordance with the DGCL (the “Company Stockholder Approval”), to consummate the Transactions. The execution and delivery by the Company of this Agreement, the performance and compliance by the Company with each of its obligations herein, and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action on the part of the Company, subject, only with respect to the consummation of the Merger, to the Company Stockholder Approval and the filing of the Certificate of Merger with the Secretary. The Company has duly executed and delivered this Agreement and, assuming the due authorization, execution, and delivery by Parent and Merger Sub of this Agreement, this Agreement constitutes the Company’s legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity). The Company Stockholder Approval is the only vote of the holders of any class or series of Company Capital Stock necessary to approve or adopt this Agreement, the Merger and the other Transactions contemplated hereby.

(b)        The Company Board, at a meeting duly called and held at which all directors of the Company Board were present, unanimously (i) determined that this Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of the Company and its stockholders, (ii) approved and declared advisable this Agreement and consummation of the Transactions, including the Merger, by the Company, (iii) approved the execution, delivery, and performance of this Agreement and all covenants and agreements contained herein by the Company and the consummation of the Transactions, including the Merger, (iv) directed that this Agreement be submitted to the stockholders of the Company for their adoption, and (v) resolved to make a Company Recommendation. Subject to Section 5.2(c), the Company Board has not rescinded, modified, or withdrawn such resolutions in any way.

Section 3.4           Consents and Approvals; No Conflicts.

(a)          Except as set forth on Section 3.4(a) of the Company Disclosure Letter, the execution, delivery, and performance by the Company of this Agreement and the consummation by the Company of the Transactions do not and will not require any consent, approval, waiver, license, Permit, franchise, authorization or Order (“Consent”) of, or registration, declaration, notice, report, submission or other filing (“Filing”) with, any federal, state, local or foreign government, political subdivision or governmental or regulatory authority, agency, board, bureau, commission, court, or other quasi-governmental authority or instrumentality, domestic or foreign (each a “Governmental Entity”), other than (i) the filing and recordation of the Certificate of Merger with the Secretary, (ii) filings, permits, authorizations, consents, notice to and approvals as may be required under (A) the Exchange Act, (B) the Securities Act, and (C) the rules and regulations of the NASDAQ, and (D) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, (iii) Consents or Filings that become applicable solely as result of matters specifically related to Parent or any of its Affiliates, and (iv) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)         Neither the execution and delivery of this Agreement by the Company nor the consummation by the Company of the Transactions, nor compliance by the Company with any of the terms or provisions hereof, will (i) contravene, conflict with or result in any violation or breach of any provision of the Constituent Documents of the Company or any Company Subsidiary, or (ii) assuming the receipt of any authorizations, consents and approvals referred to in Section 3.4(a), (x) contravene, conflict with or result in any violation or breach of any (1) Law or (2) Order, in either case, applicable to the Company or any Company Subsidiaries or any of their respective properties or assets, (y) require any Consent, notice or approval under, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to any amendment rights, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of the Company or any Company Subsidiaries under, any of the terms, conditions, or provisions of any Contract to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (y), for such violations as individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.5           SEC Documents; Financial Statements; Undisclosed Liabilities.

(a)         The Company has timely filed or furnished all reports, schedules, forms, statements, registration statements, prospectuses and other documents (including exhibits and other information incorporated therein) required to be filed or furnished by the Company with the SEC under the Securities Act or the Exchange Act since the Look-Back Date (such documents, together with any documents filed or furnished during such period by the Company to the SEC on a voluntary basis, the “Company SEC Documents”). No Company Subsidiary is, or has at any time since the Look-Back Date, as the case may be, been subject to the periodic reporting requirements of the Exchange Act or is or has been otherwise required to file any form, report, statement, schedule, certificate or other document with the SEC, any foreign Governmental Entity that performs a similar function to that of the SEC, or any securities exchange or quotation system.

(b)          As of its respective date, or, if amended prior to the date hereof, as of the date of the last such amendment, each of the Company SEC Documents complied when filed or furnished (or, if applicable, when amended) in all material respects with the requirements of the Securities Act, the Exchange Act, and the Sarbanes-Oxley Act of 2002, including the related rules and regulations promulgated thereunder (collectively, the “Sarbanes-Oxley Act”), in each case, to the extent applicable to such Company SEC Documents, and none of the Company SEC Documents when filed or furnished (or in the case of a registration statement under the Securities Act, at the time it was declared effective) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Since the Look-Back Date, the Company has not received from the SEC (i) any written comments or questions with respect to any of the Company SEC Documents that are not resolved, or (ii) any written notice from the SEC that such Company SEC Documents are being reviewed or investigated, and to the Knowledge of the Company, no Company SEC Document is the subject of an ongoing SEC review. No executive officer of the Company required to make a certification under Sections 302 or 906 of the Sarbanes-Oxley Act has failed to make the certifications required of such executive officer under Sections 302 or 906 of the Sarbanes-Oxley Act with respect to the Company SEC Documents.

(c)       The consolidated financial statements of the Company and its consolidated Company Subsidiaries included in the Company SEC Documents (including, in each case, any notes or schedules thereto) and all related compilations, reviews, and other reports issued by the Company’s accountants with respect thereto (the “Company SEC Financial Statements”), have been derived from the accounting books and records of the Company and the Company Subsidiaries and (i) as of their respective dates of filing with the SEC, complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and except, in the case of the unaudited interim statements, as may be permitted by Form 10-Q and Regulation S-X of the Securities Act), and (iii) fairly present, in all material respects, the consolidated financial position of the Company and the Company Subsidiaries, as of the respective dates thereof, and the consolidated results of their operations, and, where included, their consolidated stockholders’ equity and their consolidated cash flows for the respective periods indicated (subject, in the case of the unaudited statements, to normal year-end audit adjustments (which are not material in significance or amount) and the absence of notes). No financial statements of any Person other than the Company and the Company Subsidiaries are required by GAAP to be included in the Company SEC Financial Statements. Except as required by GAAP and disclosed in the Company SEC Documents, since the Look-Back Date, the Company has not made or adopted any material change in its accounting methods, practices or policies. To the Knowledge of the Company,  as of the date of this Agreement, there are no pending SEC inquiries or investigations, or other inquiries by any Governmental Entities or internal investigations pending or threatened, in each case, regarding the accounting practices of the Company. To the Knowledge of the Company, there is no ongoing internal investigation of the Company regarding revenue recognition or other accounting or auditing issues.

(d)          The Company is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ.

(e)          Section 3.5(e) of the Company Disclosure Letter sets forth the Indebtedness of the Company and each Company Subsidiary, other than Indebtedness included in the latest Quarterly Report on Form 10-Q in the Company SEC Documents.

(f)           Since the Look-Back Date, except as disclosed in the Company SEC Documents, the Company has designed and maintained disclosure controls and procedures and “internal controls over financial reporting” (as such terms are defined in Rule 13a-15 and Rule 15d-15 under the Exchange Act) as required by Rules 13a-15 and 15d-15 under the Exchange Act. The Company’s disclosure controls and procedures are designed to ensure that all information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or furnishes under the Exchange Act is recorded, processed, summarized, and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications required pursuant to Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act. Since the Look-Back Date, the Company’s independent registered public accounting firm has not, and Company management has not, identified or been made aware of any (i) “significant deficiencies” or “material weaknesses” (each as defined in Rule 13a-15(f) of the Exchange Act) in the design or operation of internal controls over financial reporting utilized by the Company or any Company Subsidiary, (ii) any fraud, whether or not material, that involves management or other employees of the Company or any Company Subsidiary who have a significant role in the Company’s internal controls over financial reporting or disclosure controls and procedures or (iii) any claim or allegation regarding any of the foregoing. Since the Look-Back Date, except as disclosed in the Company SEC Documents, no material complaints, allegations, assertions, claims or notifications from any source regarding the Company’s accounting, internal accounting controls or auditing practices, procedures or methods have been reported in writing to the audit committee of the Company Board by the Company’s head of internal audit.

(g)         The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Company Material Adverse Effect, (ii) as reflected or reserved against in the most recent audited balance sheet included in the Company SEC Financial Statements or the notes thereto, (iii) for liabilities and obligations incurred in the ordinary course of business since the date of the most recent audited balance sheet included in the Company SEC Financial Statements (none of which related to any breach of contract, breach of warranty, tort, infringement, misappropriation, dilution or any other action), and (iv) for liabilities and obligations arising out of or in connection with this Agreement or the Transactions. Neither the Company nor any of the Company Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership, or any similar Contract or arrangement (including any Contract or arrangement relating to any transaction or relationship between or among the Company and any of the Company Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any material “off-balance sheet arrangement” (as defined in Item 303(a) of Regulation S-K of the Exchange Act)), where the result, purpose or intended effect of such Contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, the Company or any of the Company Subsidiaries in the Company SEC Financial Statements or other Company SEC Documents.

(h)        Since the Look-Back Date, the Company has not dismissed any of its previous independent auditors, and no previous independent auditors of the Company have resigned and Forvis, LLP (formerly Dixon Hughes Goodman LLP) has not resigned or informed the Company that it intends to resign, as independent public accountants of the Company as a result of or in connection with any disagreements with the Company on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(i)        No attorney representing the Company or any Company Subsidiary, whether or not employed by the Company or any Company Subsidiary, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the Company or any of its officers, directors, employees or agents to the Company Board or any committee thereof or, to the Company’s Knowledge, to any director or officer of the Company.

Section 3.6           Absence of Certain Changes or Events. Since January 1, 2024, (a) the Company and the Company Subsidiaries have conducted their businesses in all material respects only in the ordinary course and in a manner consistent with past practice, (b) there has not been any Company Material Adverse Effect or any event, change, effect, development, state of facts, condition, circumstance, or occurrence that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect and (c) except as set forth in Section 3.6 of the Company Disclosure Letter, neither the Company nor any Company Subsidiary has taken any actions which, had such actions been taken after the date of this Agreement and prior to the Closing, would have required the prior written consent of Parent pursuant to Section 5.1.

Section 3.7           Information Supplied. None of the documents required to be filed by the Company with the SEC or required to be distributed or otherwise disseminated to the Company’s stockholders by the Company in connection with the Transactions (the “Company Disclosure Documents”), including the Proxy Statement, if any, to be filed with the SEC in connection with the Merger, and any amendment or supplement thereto, (i) in the case of the Proxy Statement, as amended or supplemented, if applicable, at the date it or any amendment or supplement is mailed to holders of the shares of Company Common Stock and at the time of the Company Stockholders Meeting, if any, and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement), at the time such Company Disclosure Document is filed with the SEC, at any time it is amended or supplemented and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading (except that no representation or warranty is made by the Company regarding such portions thereof that relate expressly to Parent, Merger Sub, or any of their Subsidiaries or to statements made therein based on information supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference therein). The Company Disclosure Documents and the Proxy Statement (if required to be filed with the SEC) will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations promulgated thereunder.

Section 3.8           Legal Proceedings. Except as set forth on Section 3.8 of the Company Disclosure Letter, there are no, and since the Look-Back Date, there have been no, Proceedings pending, or to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries or any of their respective assets, rights, or properties or any of the officers, directors or employees of the Company or Company Subsidiaries. Neither the Company nor any of the Company Subsidiaries nor any of their respective properties, rights, or assets is or are subject to any Order, judgments, or decrees of or settlement agreements with, any Governmental Entity that remain outstanding.

Section 3.9           Compliance with Laws.

(a)         Except as set forth on Section 3.9(a) of the Company Disclosure Letter (i) the Company and the Company Subsidiaries are, and have been since the Look-Back Date, in compliance in all material respects with, and not in material default under or in material violation of, all Laws and Orders applicable to the Company, any Company Subsidiary, or any assets owned or used by any of them, (ii) since the Look-Back Date, neither the Company nor any Company Subsidiary has received any notice of, nor are any Proceedings pending or, to the Company’s Knowledge, threatened with respect to, any material violation of any applicable Law or Order, and (iii) since the Look-Back Date, to the Company’s Knowledge, no Governmental Entity has otherwise identified any instance in which the Company or a Company Subsidiary is or may be in violation of any applicable Law or Order.

(b)          Except as set forth on Section 3.9(a) of the Company Disclosure Letter, the Company and the Company Subsidiaries are, and have been at all times since the Look-Back Date, in compliance with: (i) United States Foreign Corrupt Practices Act of 1977 (the “Foreign Corrupt Practices Act”), the Anti-Money Laundering Act of 2020, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT Act) Act of 2001, Pub. L. No. 107-56 (2001), the Anti-Kickback Act of 1986 (“Anti-Kickback Act”), Proceeds of Crime Act 2002 (as amended by the Serious Organised Crime and Police Act 2005), the Money Laundering, Terrorist Financing and Transfer of Funds (Information on the Payer) Regulations 2017, the Terrorism Act 2000 (as amended by the Anti-Terrorism, Crime and Security Act 2001 and the Terrorism Act 2006), the U.K Bribery Act, People’s Republic of China Criminal Law and any other United States and foreign Laws concerning corrupt payments or money laundering (collectively, the “Anti-Corruption Laws”), (ii) Sanctions Laws, (iii) International Trade Laws and (iv) Anti-Slavery Laws. Since the Look-Back Date, no officer, employee, director or agent of the Company or any Company Subsidiary has violated any Anti-Corruption Laws, Sanctions Laws or International Trade Laws. Since the Look-Back Date, (i) no charge, Proceeding or investigation by any Governmental Entity with respect to a violation of any Anti-Corruption Laws, Sanctions Laws, International Trade Laws or Anti-Slavery Laws or other similar United States or foreign Law has been asserted or, to the Knowledge of the Company, threatened against the Company, and (ii) the Company has not made any voluntary, mandatory or other disclosure with respect to a possible violation of Anti-Corruption Laws, Sanctions Laws, International Trade Laws or Anti-Slavery Laws.

(c)        Neither the Company nor any Company Subsidiaries, officer, manager, independent contractor, employee or other Person acting on behalf of the Company or any Company Subsidiary, is or has at any time since the Look-Back Date been (i) a Sanctioned Person; (ii) organized, resident, or located in a Sanctioned Country; or (iii) engaged in any transactions, dealings, or activities in violation of any Sanctions Laws, International Trade Laws or Anti-Slavery Laws. Except as set forth on Section 3.9(a) of the Company Disclosure Letter, the Company has not received from any Governmental Entity or any Person any notice or allegation, made any voluntary or involuntary disclosure to a Governmental Entity, or conducted any internal investigation or audit concerning any actual or potential violation or wrongdoing, in each case, related to Anti-Corruption Laws, Sanctions Laws, International Trade Laws or Anti-Slavery Laws.

(d)         The Company and Company Subsidiaries have implemented, maintained, and adhered to a system of internal controls sufficient in all material respects to provide reasonable assurance that violations of Anti-Corruption Laws, Sanctions Laws, International Trade Laws or Anti-Slavery Laws will be prevented, detected, and deterred.

(e)         The Company and Company Subsidiaries have maintained books, records and accounts in reasonable detail to accurately and fairly reflect transactions and disposition of assets in accordance with the Anti-Corruption Laws, Sanctions Laws, International Trade Laws and Anti-Slavery Laws.

(f)       Except as set forth on Section 3.9(f) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary produces, designs, tests, manufactures, fabricates, or develops one or more critical technologies as defined at 31 C.F.R. § 800.215.

Section 3.10         Privacy and Data Protection.

(a)        The Company and each Company Subsidiary is, and since the Look-Back Date has been, in material compliance with all applicable Laws, regulations, contractual obligations, privacy policies, and binding industry standards concerning the collection, processing, transmission, use, storage, and disposal of Personal Information (the “Privacy Requirements”). No claim, lawsuit, investigation or other formal Proceeding has been asserted or threatened in writing, or to the Knowledge of the Company, orally, alleging a violation of the Privacy Requirements by the Company, any Company Subsidiary or, to the Knowledge of Company, a service provider collecting, processing, storing or using Personal Information on behalf of the Company or any Company Subsidiary.

(b)         The Company and each Company Subsidiary has established an information security program (or programs) that satisfies the Privacy Requirements in all material respects and includes not less than reasonable technical, administrative, and physical safeguards designed to: (a) protect the availability, integrity, security, and confidentiality of the Company Information Systems and the data and information stored on the Company Information Systems, including Personal Information (“Company Data”); and (b) protect against unauthorized access to or use or alteration of the Company Information Systems and the Company Data. The Company Information Systems (i) are reasonably sufficient for the immediate needs of the Company and Company Subsidiaries, (ii) operate and perform as required by the Company and Company Subsidiaries in all material respects, and have not suffered any material malfunctions, failures or extended outages since the Look-Back Date, and (iii) to the Knowledge of the Company, are free from any viruses, worms, Trojan horses, bugs, faults, errors, contaminants, spyware and any other disabling or malicious code. None of the material Company Information Systems are dependent upon Software that no longer has security updates available or that is engineered such that future security updates and patches cannot be applied. All available material security patches and updates have been applied to the Company Information Systems and the Company and Company Subsidiaries each have taken commercially reasonable steps to ensure that future security patches and updates will be made available to, and promptly applied to the Company Information Systems.

(c)         Except as set forth in Section 3.10(c) of the Company Disclosure Letter, since the Look-Back Date, there have been no instances of unauthorized access, use or disclosure of Company Data in the possession or control of the Company, any Company Subsidiary or, to the Knowledge of Company, any of their respective service providers who process Company Data on behalf of the Company or any Company Subsidiary. Except as set forth in Section 3.10(c) of the Company Disclosure Letter, since the Look-Back Date, neither the Company nor any Company Subsidiary has provided notice to any customers or other Persons of any breach of security relating to, or unauthorized access to or acquisition of, Company Data. The consummation of the Transactions contemplated hereby will not breach or otherwise cause any violation of the Privacy Requirements.

Section 3.11         Permits. The Company and each of the Company Subsidiaries, and to the extent applicable, employees performing work for or on behalf of  the Company or any Company Subsidiary with individual Permits, have obtained, and are, and since the Look-Back Date have been, in compliance with all material governmental licenses, grants, permits, variances, clearances, consents, commissions, franchises, exemptions, exceptions, orders, certificates, approvals, billing, and authorizations (“Permits”) necessary for the Company and the Company Subsidiaries to own, lease and operate their properties and assets or to carry on their business as presently conducted, and each of the Permits is valid, subsisting, and in full force and effect, except where the failure to have or maintain such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Section 3.11 of the Company Disclosure Letter lists all material Permits used by the Company or any Company Subsidiary or held by the Company or any Company Subsidiary in connection with the ownership of their assets and the operation of their businesses, and each such material Permit is in full force and effect. The operation of the businesses of the Company and the Company Subsidiaries as currently conducted is not, and has not been since the Look-Back Date, in violation of, nor is the Company or any of the Company Subsidiaries in conflict with, or in default or violation under, any Permit, and, to the Knowledge of the Company, no event has occurred which, with notice or lapse of time or both, would constitute a default or violation of any terms, condition, or provision of any Permit, except where such default or violation of such Permit, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. There are no Proceedings pending or, to the Knowledge of the Company, threatened, that seek the revocation, cancellation, or adverse modification of any Permit, except where such revocation, cancellation or adverse modification, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect. Since the Look-Back Date (or earlier if not yet fully and finally resolved), neither the Company nor any Company Subsidiaries have received or been subject to any written notice or, to the Knowledge of the Company, any charge, claim, or assertion, in each case alleging any violations of Permits, nor to the Knowledge of the Company, has any such notice, charge, claim, or assertion been threatened. The consummation of the Transactions (i) do not require any Consent of any Person under any material Permit or materially violate the terms of any material Permit and (ii) will not result in the termination or cancellation of any material Permit.

Section 3.12         Company Benefit Plans.

(a)        Section 3.12(a) of the Company Disclosure Letter sets forth a true, accurate and complete list of each Company Benefit Plan. The Company has made available to Parent prior to the execution of this Agreement with respect to each Company Benefit Plan true, accurate and complete copies of the following, as relevant: (i) all plan documents and all amendments thereto (or, in the case of any unwritten Company Benefit Plan, a written description thereof), and all related trust or other funding documents; (ii) any currently effective determination letter or opinion letter received from the IRS; (iii) the most recent annual actuarial valuation and the most recent annual report on Form 5500; (iv) the most recent summary plan descriptions and any summaries of material modifications; (v) the most recent financial statements and actuarial or other valuation reports; and (vi) any non-routine correspondence with any Governmental Entity in the past three years.

(b)         Except as otherwise set forth in Section 3.12(e) of the Company Disclosure Letter, neither the Company nor any Company Subsidiary nor any ERISA Affiliate sponsors, maintains or contributes to, or during the past six (6) years, has sponsored, maintained, contributed to, or is required to maintain, sponsor or contribute to, or has any actual or contingent liability under: (i) a “multiemployer plan” (as defined in Section 3(37) or 4001(a)(3) of ERISA), (ii) a plan subject to Section 302 or Title IV of ERISA or Section 412 of the Code, including any “single employer” defined benefit plan, (iii) a multiple employer welfare arrangement (as defined in Section 3(40) of ERISA) or (iv) a multiple employer plan within the meaning of Section 4063 or Section 4064 of ERISA or Section 413 of the Code. No Company Benefit Plan is funded by a voluntary employees’ beneficiary association within the meaning of Section 501(c)(9) of the Code.

(c)          Each Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified and the plan as currently in effect has received a favorable determination, advisory, or opinion letter to that effect from the Internal Revenue Service and the Company is not aware of any reason why any such determination, advisory, or opinion letter should be revoked or not be reissued.

(d)         Each Company Benefit Plan has been maintained in material compliance with its terms and with the requirements prescribed by any and all statutes, orders, rules and regulations, including ERISA and the Code, which are applicable to such Company Benefit Plan. There are no pending or, to the Knowledge of the Company, threatened Proceedings against any Company Benefit Plan, any fiduciary thereof, the Company or any Company Subsidiary. All contributions required to be made by the Company or any of its ERISA Affiliates to any Company Benefit Plan have been made on or before their applicable due dates or, to the extent required by GAAP, adequately reserved in the Company’s records. None of the Company, any of the Company Subsidiaries, any officer of the Company or of any Company Subsidiary or any of the Company Benefit Plans which are subject to ERISA, any trusts created thereunder or any trustee or administrator thereof, has engaged in a nonexempt “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject the Company, any Company Subsidiary or any officer of the Company or of any Company Subsidiary to any Tax or penalty on prohibited transactions imposed by such Section 4975 of the Code or to any material liability under Section 502(i) or 502(1) of ERISA. Each Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code is and has been maintained and operated in documentary and operational compliance with Section 409A of the Code or an available exemption therefrom.

(e)          Except as otherwise set forth in Section 3.12(e) of the Company Disclosure Letter, there is no current or projected liability in respect of post-employment or post-retirement health or medical or life insurance benefits for retired, former, or current employees of the Company or the Company Subsidiaries, except as required to avoid excise tax under Section 4980B of the Code. Except as otherwise set forth in Section 3.12(e) of the Company Disclosure Letter, no condition exists that would prevent the Company or any of its ERISA Affiliates from amending or terminating any Company Benefit Plan providing health or medical benefits in respect of any current or former employees of the Company or the Company Subsidiaries.

(f)         Except as set forth in Section 3.12(f) of the Company Disclosure Letter, neither the execution nor delivery of this Agreement nor the consummation of the transactions contemplated hereby shall, whether alone or in combination with any other action of the Company or any of its ERISA Affiliates, (i) result in the accelerated vesting or payment of, or any increase in, or in the funding (through a grantor trust or otherwise) of, any compensation or benefits to any present or former employee, consultant, or director of the Company or any of the Company Subsidiaries, (ii) result in the entitlement of any present or former employee, consultant, or director of the Company or any of the Company Subsidiaries to severance or termination pay or benefits, (iii) limit or restrict the right of the Company to merge, amend, or terminate any of the Company Benefit Plans or (iv) result in any payment, right or benefit that could, individually or in combination with any other such payment, right or benefit constitute an “excess parachute payment”, as defined in Section 280G(b)(1) of the Code. No director, officer, employee, or independent contractor of the Company or any Company Subsidiary is entitled to receive or will receive any gross-up or additional payment for any reason, including but not limited to by reason of the “additional tax” or “excise tax” required by Section 105(h), 409A or 4999 of the Code or otherwise being imposed on such Person.

(g)         Each Company Benefit Plan that is a “group health plan” as defined in Section 733(a)(1) of ERISA complies, in all material respects, with the Patient Protection and Affordable Care Act (“PPACA”), the Health Care and Education Reconciliation Act of 2010 (“HCERA”), and all regulations and guidance issued thereunder (collectively, with PPACA and HCERA, the “Healthcare Reform Laws”), and no event has occurred, and no condition or circumstance exists, that could reasonably be expected to subject the Company or any of the Company Subsidiaries or any Company Benefit Plan to any penalties or excise taxes under Sections 4980D or 4980H, of the Code or any other provision of the Healthcare Reform Laws.

Section 3.13         Employee and Labor Matters.

(a)         Neither the Company nor any of the Company Subsidiaries is a party to, bound by, or negotiating any collective bargaining agreement, agreement with any works council, or labor contract. Since the Look-Back Date, no labor union, labor organization, trade union, works council, or group of employees of the Company or any of the Company Subsidiaries has made a pending demand for recognition or certification relating to any individuals employed by or otherwise performing services for the Company or any of the Company Subsidiaries (“Company Business Personnel”) and there are no labor union organizing attempts, card signing activity, representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of the Company, threatened to be brought or filed with the National Labor Relations Board or any other labor relations tribunal or authority involving the Company, any Company Subsidiary, or any Company Business Personnel.

(b)        Neither the Company nor any Company Subsidiary has engaged in any unfair labor practice with respect to any Company Business Personnel, and there is no unfair labor practice charge, grievance, or other material labor-related or employment-related administrative, arbitral, or judicial complaint, action, investigation, or Proceeding pending or, to the Knowledge of the Company, threatened against the Company or any of the Company Subsidiaries by the National Labor Relations Board, any arbitration body or any other Governmental Entity with respect to the Company Business Personnel. No labor strike, lockout, slowdown, stoppage, picketing, boycott, handbilling, demonstration, leafletting, sit-in, sick-out, lockout, or other form of organized labor disruption affecting the Company or any Company Subsidiary has occurred since the Look-Back Date and, to the Knowledge of the Company, none of the foregoing activities have been threatened against the Company or any Company Subsidiary since the Look-Back Date.

(c)          Except as set forth on Section 3.13(c) of the Company Disclosure Letter, the Company and the Company Subsidiaries are and, since the Look-Back Date, have been in compliance with all applicable Laws respecting employment and employment practices, including, without limitation, all Laws respecting terms and conditions of employment, health and safety, equal pay, payment of wages, hours of work, leave, child labor, immigration, employment discrimination, harassment, retaliation, disability rights or benefits, equal opportunity, worker classification, background checks, immigration, collective bargaining, occupational safety and health, hiring, firing, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, unemployment insurance, and employment taxes and withholdings.

(d)         Section 3.13(d)(i) of the Company Disclosure Letter sets forth a true, accurate and complete list of each individual employed by the Company or any of the Company Subsidiaries, setting forth the following information for each such employee of the Company or any of the Company Subsidiaries: name or unique identifier, job title or function, date of hire, employing entity, location of employment, annual base salary or hourly wage rate, full-time or part-time status, and exempt or non-exempt status. Section 3.13(d)(ii) of the Company Disclosure Letter sets forth a true, accurate and complete list of each individual engaged by the Company or any of the Company Subsidiaries as an individual independent contractor (as opposed to a third-party vendor that is classified as a 1099 contractor), setting forth the following information for each such contractor of the Company or any of the Company Subsidiaries: the name of such individual, whether such individual has entered into a written agreement regarding their contractor engagement, and, to the extent such individual has not entered into a written agreement regarding their contractor engagement, such individual’s compensation arrangement with the Company or any of the Company Subsidiaries.

(e)        Except as set forth on Section 3.13(e) of the Company Disclosure Letter, (i) the employment of each U.S.-based employee of the Company or any of the Company Subsidiaries is terminable by the Company or the applicable Company Subsidiary without any material penalty, severance obligation or other liability incurred by the Company or any of the Company Subsidiaries; and (ii) the engagement of each individual independent contractor of the Company or any of the Company Subsidiaries is terminable by the Company or the applicable Company Subsidiary upon not more than sixty (60) days’ notice without material penalty, severance obligation, or other liability incurred by the Company or any of the Company Subsidiaries.

(f)       Each of the Company Business Personnel have all work permits, immigration permits, visas, or other authorizations required by applicable Law for such individual given the duties and nature of such individual’s employment, and the Company or the Company Subsidiaries have on file for each employee of the Company or Company Subsidiaries a Form I-9 that is validly and properly completed in accordance with applicable Law.

(g)          Since the Look-Back Date, (i) no Company Business Personnel have been or are being investigated in connection with any misconduct, nor are subject to any disciplinary action in connection with any misconduct, that could reasonably be expected to cause any material damage or harm to the reputation or business of the Company or any of the Company Subsidiaries; and (ii) to the Knowledge of the Company, no Company Business Personnel have engaged in any conduct or cover-up of such conduct, or aided or assisted any other person or entity to engage in any conduct that could cause or has caused any material damage or harm to the reputation or business of the Company, the Company Subsidiaries, or any Company Business Personnel, including but not limited to any conduct constituting sexual misconduct, harassment (including sexual harassment), discrimination, or retaliation.

(h)          The Company and the Company Subsidiaries have not failed to provide advance notice of layoffs or terminations of Company Business Personnel as required by the Worker Adjustment and Retraining Notification Act and any comparable state or local law, as amended (“WARN”), nor have the Company or any Company Subsidiaries incurred any material liability or material obligation under WARN.

Section 3.14         Environmental Matters. Except as set forth in Section 3.14 of the Company Disclosure Letter:

(a)         (i) Since the Look-Back Date, the Company and each Company Subsidiary is and has been in compliance with all Environmental Laws in all material respects, which compliance includes, but is not limited to, the possession of all Permits and other governmental authorizations under all Environmental Laws (“Environmental Permits”) to operate as currently operated, and compliance with the terms and conditions thereof (and all such Environmental Permits are in full force and effect and will not be adversely affected by the Transactions), (ii) neither the Company nor any of the Company Subsidiaries has received any written communication alleging that the Company or any Company Subsidiary is not in such compliance or is subject any liabilities arising under Environmental Laws, and (iii) there is no reasonable basis for the revocation, adverse modification, or non-renewal of any Environmental Permits held by the Company or any Company Subsidiary, or for the denial of any pending application for, or modification of the proposed terms of, any Environmental Permit necessary for the Company or any Company Subsidiary to operate as currently conducted or planned.

(b)        There is no Environmental Claim pending or, to the Knowledge of the Company, threatened against the Company or the Company Subsidiaries, or to the Knowledge of the Company against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

(c)          Neither the Company nor any Company Subsidiary has handled, stored, transported, disposed of, arranged for or permitted the disposal of, Released, or exposed any person to, any Materials of Environmental Concern, or owned or operated any property or facility (and no such property or facility is contaminated by Materials of Environmental Concern), in each case, in a manner that has given or would reasonably be expected rise to any liabilities under Environmental Laws.

(d)         Neither the Company nor any Company Subsidiary has, either expressly or by operation of Law, assumed or undertaken any liability, including any obligation for corrective or remedial action, of any other Person relating to Environmental Laws.

(e)         To the Knowledge of the Company, there are no past or present actions, activities, circumstances, facts, conditions, events or incidents, including, without limitation, the presence, Release or threatened Release of any Material of Environmental Concern, that would reasonably be expected to form the basis of any Environmental Claim against the Company or any Company Subsidiaries, or against any Person whose liability for such Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

(f)         The Company has made available to Parent complete and accurate copies of all material environmental reports, audits, investigations, data, monitoring results, and all other material documents regarding the Company’s or a Company Subsidiary’s, or any of their respective facilities’ or properties’, compliance with, or liabilities or potential liabilities under Environmental Laws, or regarding Environmental Claims pending against any of them.

Section 3.15         Real Property; Assets.

(a)          Neither the Company nor any Company Subsidiaries owns, nor has owned any real property since the Look-Back Date.

(b)        The Company or Company Subsidiaries, as the case may be, holds a valid and existing leasehold interest in the real property that is leased, subleased, or sub-subleased by the Company or any Company Subsidiary from another Person (the “Leased Real Property”), free and clear of all Liens other than Permitted Liens. The Company has delivered to or made available to Parent a true and complete copy of each lease, sub-lease or other agreement relating to the Leased Real Property, together with all amendments or guarantees related thereto (each, a “Company Lease”). Section 3.15(b) of the Company Disclosure Letter sets forth a true, correct and complete list of all Company Leases, the parties thereto and the expiration dates thereof. Each Company Lease is in full force and effect and is a valid, binding and legally enforceable obligation of the Company or Company Subsidiary, and to the Company’s Knowledge, the applicable landlord or other counterparty of such Company Lease.

(c)         The Leased Real Property constitutes all of the real property interests which are (i) currently used in connection with the ownership and operations of the Company and Company Subsidiaries and (ii) necessary and sufficient for the conduct of the business as currently conducted. Other than the Company or Company Subsidiary, as applicable, there are no parties in possession of, or with rights to use or occupy, any portion of any Leased Real Property as lessees, subtenants, tenants at sufferance, or, to the Knowledge of the Company, as trespassers or otherwise. Subject to the terms of the Company Leases, the Company or Company Subsidiary, as applicable, has full right and authority to occupy, use and operate all of the improvements located on such Leased Real Property (such improvements located on such Leased Real Property, the “Facilities”), subject to applicable Law and the Permitted Liens. The Facilities are being used, occupied, and maintained in all material respects by the Company and Company Subsidiaries in accordance with all applicable easements, matters of record, Contracts, Permits, certificates of occupancy, licenses, insurance requirements, restrictions, building setback lines, covenants and reservations, except where the failure to use, occupy or maintain such Facilities in accordance with the foregoing would not reasonably be expected, individually or in the aggregate, to have a Company Material Adverse Effect. No material casualty, damage or loss has occurred with respect to the Facilities which has not been fully repaired. There is no pending or, to the Knowledge of the Company, threatened condemnation, eminent domain or similar Proceeding or special assessment affecting any of the Leased Real Property, nor has the Company received written notification that any such Proceeding or assessment is being contemplated. Neither the Company nor any Company Subsidiary has received any written correspondence from a Governmental Entity, landlord, or counterparty to a Company Lease that any Leased Real Property (or portion thereof) is in violation of applicable Law or requires any repairs or improvements.  The Company has not received any written notice regarding any violation or breach or default pertaining to any Leased Real Property or Company Lease that has not since been cured. Except as set forth Section 3.15(c) of the Company Disclosure Letter, the Transactions contemplated by this Agreement do not require the consent of or notice to any other party to a Company Lease, will not result in a breach of or default under such Company Lease, will not give rise to any recapture or similar rights, and will not otherwise cause such Company Lease to cease to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing.

(d)          Except as set forth on Section 3.15(d) of the Company Disclosure Letter, the Company or a Company Subsidiary owns, and has good and marketable title to, or in the case of assets (other than Leased Real Property) leased by the Company or a Company Subsidiary, leases and has a valid and enforceable leasehold interest in, each of the tangible assets owned or leased by the Company or a Company Subsidiary (together, the “Personal Property”), free and clear of all Liens (other than Permitted Liens), except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect. The Personal Property owned or leased by the Company or Company Subsidiaries constitute all of the tangible personal property necessary for the continued operation of the business as currently conducted. Except for normal wear and tear, the Personal Property of the Company and Company Subsidiaries necessary for the continued conduct of their respective businesses are in good operating condition and in a state of reasonable maintenance and repair, except as has not had, and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.16         Taxes. Except as set forth in Section 3.16 of the Company Disclosure Letter:

(a)         The Company and the Company Subsidiaries have each timely filed (or, as to the Company Subsidiaries, the Company has filed on behalf of such Company Subsidiaries) all Tax Returns required to be filed by it, and all such Tax Returns are true, accurate and complete in all material respects.

(b)          The Company and the Company Subsidiaries have paid (or, as to the Company Subsidiaries, the Company has paid on behalf of such Company Subsidiaries) all Taxes required to be paid, whether or not shown to be due on any Tax Returns or has provided (or, as to the Company Subsidiaries, the Company has made provision on behalf of such Company Subsidiaries) adequate reserves in its financial statements (in accordance with GAAP) for any Taxes that have not been paid, whether or not shown as being due on any Tax Returns. Neither the Company nor any of the Company Subsidiaries has incurred any material liability for Taxes since the date of the Company’s most recent financial statement outside of the ordinary course of business or otherwise inconsistent with past practice.

(c)         The Company has made available to Parent complete and accurate copies of all federal, state, local, and foreign income, franchise, and other material Tax Returns filed by or on behalf of the Company or any of the Company Subsidiaries for any Tax period ending after December 31, 2020.

(d)         The Company and each of the Company Subsidiaries have withheld and timely paid each material Tax required to have been withheld and paid in connection with amounts paid or owing to any Company Business Personnel, creditor, customer, stockholder, or other party (including, without limitation, withholding of Taxes pursuant to Sections 1441 and 1442 of the Code or similar provisions under any state, local, and foreign Laws), and materially complied with all information reporting and backup withholding provisions of applicable Law.

(e)         Neither the Company nor any of the Company Subsidiaries has granted any request that remains in effect for waivers of the time to assess any Taxes. Neither Company nor any of the Company Subsidiaries is currently the beneficiary of any extension of time within which to file any Tax Return other than extensions of time to file Tax Returns obtained in the ordinary course of business consistent with past practice.

(f)           No claim for unpaid Taxes has been asserted against the Company or any of the Company Subsidiaries by a Governmental Entity.

(g)         There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary, except for Liens for Taxes not yet due and payable or for Taxes that are being disputed in good faith by appropriate Proceedings and with respect to which adequate reserves have been taken.

(h)        No audits, suits, Proceedings, investigations, claims, examinations, or other administrative or judicial proceedings are ongoing or pending with respect to any material Taxes of the Company or any of Company Subsidiaries by any Governmental Entity.

(i)          Neither the Company nor any of the Company Subsidiaries (A) is or has been a member of a group (other than a group the common parent of which is the Company and/or any Company Subsidiary and includes only the Company and/or Company Subsidiaries) filing a consolidated, combined, affiliated, unitary or similar income Tax Return or (B) has any liability for Taxes of any Person (other than the Company or any Company Subsidiary) arising from the application of Treasury Regulation Section 1.1502-6 (or any analogous provision of state, local or foreign Law) as a transferee or successor, by Contract or otherwise.

(j)          Neither the Company nor any of the Company Subsidiaries is a party to or bound by or has any obligation under any Tax sharing or similar agreement or arrangement with any third-parties (other than commercial agreements the primary subject matter of which is not Tax matters) and no Person has raised in writing, or to the Knowledge of the Company, threatened to raise, a claim against the Company or any of the Company Subsidiaries for any breach of any Tax sharing or similar agreement or arrangement.

(k)          No written claim has been made by any Governmental Entity in a jurisdiction where the Company or any of the Company Subsidiaries has not filed a Tax Return that it is or may be subject to Tax by such jurisdiction.

(l)          Neither the Company nor any of the Company Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any: (A) change in method of accounting for a taxable period ending on or prior to the Closing Date; (B) “closing agreement” as described in Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law) executed on or prior to the Closing Date; (C) intercompany transaction or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign income Tax Law); (D) installment sale or open transaction disposition made on or prior to the Closing Date; (E) prepaid amount received on or prior to the Closing Date; or (F) as a result of Section 108(i) of the Code.

(m)      Neither the Company nor any of the Company Subsidiaries has requested or is the subject of or bound by any private letter ruling, technical advice memorandum, or similar ruling or memorandum with any Governmental Entity with respect to any material Taxes, nor is any such request outstanding.

(n)         None of the Company or any Company Subsidiaries has been a party to any “listed transaction” within the meaning of Section 6011 of the Code and the regulations thereunder or any “reportable transaction” within the meaning of Section 6707A(c)(1) of the Code and Section 1.6011-4(b) of the regulations thereunder.

(o)         Neither the Company nor any or any Company Subsidiaries is or has been a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.

(p)         Without regard to this Agreement, neither the Company nor any of the Company Subsidiaries has undergone an “ownership change” within the meaning of Section 382 of the Code.

(q)         Since the Look-Back Date, none of the Company or any Company Subsidiaries has distributed stock of another Person or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(r)          To the Knowledge of the Company, the Company and each Company Subsidiary is in compliance in all material respects with all terms and conditions of any Tax exemption, Tax holiday or other Tax reduction agreement or order (each, a “Tax Incentive”) and to the Knowledge of the Company, the Merger will not have any adverse effect on the continued validity and effectiveness of any such Tax Incentive.

Section 3.17         Company Material Contracts.

(a)        Section 3.17(a) of the Company Disclosure Letter sets forth a complete list, as of the date of this Agreement, of each Contract (but excluding any (x) Company Benefit Plan addressed in Section 3.12, (y) Company Lease addressed in Section 3.15(b), and (z) Contract or group of related Contracts that involve expenditures or receipts by the Company or any Company Subsidiary that require payments or yield receipts of less than $250,000 in any twelve (12) month period to which the Company or any Company Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected (the Contracts listed on Schedule 3.17(a), the “Company Material Contracts”), that:

(i)          is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K promulgated by the SEC);

(ii)        imposes any material restriction on the right or ability of the Company or any Company Subsidiary to compete with any other Person or compete in any geographical area or solicit any client or customer;

(iii)       imposes any material obligation on the Company or any Company Subsidiary to conduct business with any third party on a preferential or exclusive basis, or that contains a “most favored nation” or similar covenant that, in each case, are material to the business of the Company and the Company Subsidiaries, taken as a whole;

(iv)        contains any commitment to make any capital expenditure or to purchase a capital asset in excess of $200,000 per annum;

(v)         creates a partnership or joint venture or similar arrangement;

(vi)       grants any right of first refusal, right of first offer or similar right with respect to any material assets, rights or properties of the Company or Company Subsidiaries;

(vii)       is with a Material Customer or Significant Supplier;

(viii)     is a broker, distributor, dealer, manufacturer’s representative, franchise, agency, sales promotion, market research, marketing consulting or advertising Contract;

(ix)        constitutes a Government Contract;

(x)        is a collective bargaining agreement, employee association agreement or other agreement with any labor union, employee representative group, works council or similar collection of employees;

(xi)        constitutes an IP License Agreement or that involves the sale, development or use of any Intellectual Property material to the business, other than any nondisclosure agreements, services agreements with incidental license provisions, in bound commercially available Software-as-a-Service offerings, in bound off-the-shelf software licenses, or non-exclusive Out Bound Licenses to customers entered into in the ordinary course of business and assignments of Intellectual Property to the Company or a Company Subsidiary from an employee or individual independent contractor;

(xii)       (A) relates to Indebtedness or to mortgaging, pledging or otherwise placing a Lien on any material portion of the Company’s or any Company Subsidiary’s assets, (B) relates to any factoring, supplier, trade or vendor financing or (C) the Company or any Company Subsidiary has made any loan, advance or capital contribution to another Person under;

(xiii)     (A) provided for the acquisition or disposition of any assets (other than acquisitions or dispositions in the ordinary course of business) or business (whether by merger, sale of stock, sale of assets or otherwise) or capital stock or other equity interests of any Person and (B) which contains any outstanding material obligations, including indemnification, guarantee, “earn-out” or other contingent payment obligations, as of the date of this Agreement;

(xiv)    is a settlement agreement or similar Contract restricting in any respect the operations or conduct of the Company or any Company Subsidiary;

(xv)       constitutes a Company Affiliate Contract or is (A) by and between the Company and any Company Subsidiary, or (B) is by and between the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company or any Company Subsidiary, on the other hand;

(xvi)      is a Contract for the employment of any executive, director, officer or consultant of the Company or Company Subsidiary that provides for compensation in excess of $150,000 per annum;

(xvii)     is a Contract for employment between the Company or any Company Subsidiary and any of its or their employees (other than offer letters to “at will” employees issued in the ordinary course of business that do not provide any severance-type benefits);

(xviii)    is a Contract that provides for any change of control, severance, transaction bonus or any other post-termination payments or benefits including any that could become payable as a result of the Transactions contemplated hereby; or

(xix)     is a Contract between the Company or any Company Subsidiary and any employee leasing agency or professional employer organization for the engagement of employees or other service providers.

(b)          All Contracts required to be filed as exhibits to the Company SEC Documents have been so filed in a timely manner.

(c)         As of the date hereof, the Company has provided to Parent a true, correct and complete copy of each Company Material Contract and any and all material amendments, modifications and supplements thereto. Each of the Company Material Contracts is valid, binding, and in full force and effect, and in accordance with their terms, constitute a legal, valid, binding and enforceable obligation of the Company or the applicable Company Subsidiary and, to the Knowledge of the Company, each of the other parties thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity). Except as, individually or in the aggregate, has not had and would not reasonably be expected to have an Company Material Adverse Effect, the Company, or the applicable Company Subsidiary, has performed all obligations required to be performed by it under the Company Material Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default thereunder and, to the Knowledge of the Company, no other party to any Company Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder. Except as set forth on Section 3.17(c) of the Company Disclosure Letter and for customary commercial discussions occurring in the ordinary course of business consistent with past practice, neither the Company nor any Company Subsidiary is currently participating in any active discussions or negotiations regarding modification of or amendment to any Company Material Contract. Except as set forth on Section 3.17(c) of the Company Disclosure Letter, in the past twelve (12) months preceding the date of this Agreement, no counterparty to a Company Material Contract has (a) cancelled or otherwise terminated or threatened in writing, or, to the Knowledge of the Company, threatened orally, to cancel or otherwise to terminate its relationship with the Company or the Company Subsidiaries, or (b) materially decreased its business with, or threatened in writing to, or to the Knowledge of the Company, threatened orally to, materially decrease its business with the Company or Company Subsidiaries, in each case, except as permitted by the terms of such Company Material Contract or for which such decrease or threatened decrease has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.18         Intellectual Property.

(a)      Section 3.18(a) of the Company Disclosure Letter identifies (i) the name of the applicant/registrant, (ii) the jurisdiction of application/registration, (iii) the application, patent, or registration number, and (iv) any other co-owners, for each item of registered Intellectual Property owned in whole or in part or exclusively licensed by the Company or any Company Subsidiary (each item of registered Intellectual Property hereinafter referred to as the “Registered IP”), along with any material common law trademarks and Software within the Company Intellectual Property. As of the Execution Date, no interference, opposition, reissue, reexamination, or other Proceeding of any nature is pending, threatened in writing or, to the Knowledge of the Company, threatened orally, in which the scope, validity, enforceability, or ownership of any Company IP is being or has been contested or challenged.

(b)         The Company or a Company Subsidiary (i) owns all right, title, and interest in and to all Company IP (other than as disclosed on Section 3.18(b) of the Company Disclosure Letter), free and clear of all Liens other than Permitted Liens, and (ii) have the right, pursuant to valid agreements to use all other material Intellectual Property used by the Company or Company Subsidiaries in their respective businesses as currently conducted. The Company and each Company Subsidiary has executed valid and enforceable written agreements with each of its former directors, officers, employees, consultants, and independent contractors who were or are, as applicable, engaged in creating or developing any Company IP, including the Registered IP, for the Company or any Company Subsidiary, pursuant to which each such Person has: (i) agreed to hold all Trade Secrets and confidential information of the Company and Company Subsidiaries in confidence both during and after (subject to the terms of the applicable agreement) such Person’s employment or retention, as applicable; and (ii) presently assigned to the Company or applicable Company Subsidiary all of such Person’s rights, title, and interest in and to all material Intellectual Property, created or developed for the Company or Company Subsidiaries in the course of such Person’s employment or retention thereby. To the Knowledge of the Company, no party thereto is in default or breach of any such agreements.

(c)          Except as set forth in Section 3.18(c) of the Company Disclosure Letter, no funding, facilities, or personnel of any Governmental Entity or any university, college, research institute, or other educational institution is being used to create material Intellectual Property used by the Company or Company Subsidiaries in their respective businesses as currently conducted.

(d)        Section 3.18(d) of the Company Disclosure Letter sets forth each license agreement pursuant to which the Company or a Company Subsidiary (i) is granted a license under any Intellectual Property owned by any third party that is used by the Company in its business as currently conducted (each, an “In-Bound License”), other than any nondisclosure agreements, services agreements with incidental license provisions, commercially available Software-as-a-Service offerings, or off-the-shelf software licenses, or (ii) grants to any third party a license under any Company IP or Intellectual Property licensed to the Company under an In-Bound License (each, an “Out-Bound License” and together with the In-Bound License, collectively, the “IP License Agreements”), other than any nondisclosure agreements, service agreements with incidental license provision, or non-exclusive Out-Bound Licenses to customers entered into in the ordinary course of business.

(e)          The operation of the business of the Company as currently conducted does not infringe any valid and enforceable registered Intellectual Property owned by any other Person, misappropriate or otherwise violate any other Intellectual Property owned by any other Person, or constitute unfair competition, and to the Knowledge of the Company, no Person is infringing, misappropriating, or otherwise violating any Company IP or any Intellectual Property exclusively licensed to the Company. No Proceeding is pending, threatened in writing (or, to the Knowledge of the Company, is threatened in orally) (A) against the Company alleging that the operation of the businesses of the Company infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person, or unfair competition and (B) by the Company that another Person has infringed, misappropriated, or otherwise violated any of the Company IP or any Intellectual Property exclusively licensed to the Company. Since the Look-Back Date, the Company has not received any written notice or other written communication, or to the Knowledge of the Company, any oral notice or communication, alleging that the operation of the business of the Company or any Company Subsidiary infringes or constitutes the misappropriation or other violation of any Intellectual Property of another Person or constitutes unfair competition.

(f)         The Company has taken reasonable security and other measures, including measures against unauthorized disclosure, to protect the secrecy, confidentiality, and value of its Trade Secrets and other confidential technical information. No Trade Secret, know-how, or proprietary information material to the business (with respect to know-how or proprietary information, that has not been publicly disclosed) of the Company as presently conducted has been authorized to be disclosed or, to the Knowledge of the Company, has been actually disclosed by the Company to any Person other than pursuant to a non-disclosure agreement or other agreement restricting the disclosure and use of such Intellectual Property or information.

(g)          None of the Company IP or, to the Knowledge of the Company, any material Intellectual Property exclusively licensed to the Company, is subject to any pending or outstanding injunction, directive, order, judgment, or other disposition of dispute that adversely and materially restricts the use, transfer, registration, or licensing by the Company of any such Company IP or material Intellectual Property exclusively licensed to the Company, other than patent prosecution activities being conducted before a Governmental Entity in the ordinary course of business.

(h)          None of the Software within the Company IP (“Company Software”) (A) contains any bug, defect, or error (including any bug, defect, or error relating to or resulting from the display, manipulation, processing, storage, transmission, or use of date data) that materially adversely affects the use, functionality, or performance of such Software or any product or system containing or used in conjunction with such Software; or (B) fails to materially comply with any applicable warranty or other contractual commitment relating to the use, functionality, or performance of such Software or any product or system containing or used in conjunction with such Software. No Company Software has incorporated any Open Source Software in a manner that would, or would reasonably be expected to, in any way limit the Company’s or Company Subsidiary’s ability to make, use, distribute and sell such Company Software, require the disclosure of source code to, or require the license on a royalty-free basis of such Company Software. Other than as disclosed on Section 3.18(h) of the Company Disclosure Letter, no source code for any Company Software has been delivered, licensed or made available to any escrow agent or other Person and the Company and Company Subsidiaries are not under any duty or obligation (whether present, contingent or otherwise) to do so in the future.

Section 3.19         Transactions With Affiliates. Except for Company Benefit Plans, Section 3.19 of the Company Disclosure Letter sets forth a true and complete list of the Contracts (each, a “Company Affiliate Contract”) that are in existence as of the date of this Agreement between the Company or any of the Company Subsidiaries, on the one hand, and, on the other hand, any (i) present executive officer or director of the Company or any of the Company Subsidiaries or any person that has served as such an executive officer or director since the Look-Back Date or, to the Knowledge of the Company, any of such officer’s or director’s “immediate family members” (as defined under Item 404 of Regulation S-K), (ii) record or beneficial owner of more than five percent (5%) of the Shares as of the date of this Agreement or (iii) to the Knowledge of the Company, any Affiliate of any such officer, director or owner (other than the Company or any of the Company Subsidiaries), in each case that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act. Any Company Affiliate Contract, as of the time it was entered into and as of the time of any amendment or renewal thereof, contained such terms, provisions and conditions as were at least as favorable to the Company or any of the Company Subsidiaries as would have been obtainable by the Company or the Company Subsidiaries in a similar transaction with an unaffiliated third party.

Section 3.20         Insurance. All of the insurance policies (except those insurance policies constituting Company Benefit Plans) currently maintained by or on behalf of the Company or any Company Subsidiaries with respect to the business and assets of the Company and the Company Subsidiaries (the “Policies”) and all insurance Contracts of the Company and Company Subsidiaries are in full force and effect and are valid and enforceable, and all premiums due thereunder have been paid. The Policies are sufficient for compliance with all applicable Laws and Company Material Contracts, and are, to the Company’s Knowledge, in character and amount similar to that carried by Persons engaged in similar businesses and subject to the same or similar perils or hazards as the Company and the Company Subsidiaries. True and complete copies of all such Policies in effect as of the date hereof have been made available to Parent. Neither the Company nor any of the Company Subsidiaries is in material breach or default, and neither the Company nor any of the Company Subsidiaries have taken any action or failed to take any action which, with notice or the lapse of time, would constitute such a material breach or default, or permit termination or modification of any Policies. Neither the Company nor any Company Subsidiary has made any claim under any such Policy during the two-year period prior to the date of this Agreement, with respect to which an insurer has, in a written notice to the Company or any Company Subsidiary, denied coverage. The Company and the Company Subsidiaries have not received any written notice of cancellation of any of the Policies or insurance Contracts, except for such cancellations that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Company Material Adverse Effect. Except as set forth on Section 3.20 of the Company Disclosure Letter, there are no material outstanding claims under any Policy.

Section 3.21         Customers and Suppliers. Section 3.21 of the Company Disclosure Letter sets forth the ten (10) largest customers (by total aggregate annual revenue received by the Company and the Company Subsidiaries) of the Company and the Company Subsidiaries for each of the (A) twelve (12)-month period ending on December 31, 2023 and (B) the six (6)-month period ending on June 30, 2024 (the “Material Customers”) and the ten (10) largest suppliers (by total aggregate annual spend amounts paid to such suppliers by, or on behalf of, the Company and Company Subsidiaries) (the “Significant Suppliers”) of the Company and Company Subsidiaries for each of (A) the twelve (12)-month period ending on December 31, 2023 and (B) the six (6)‑month period ending on June 30, 2024. In the past twelve (12) months preceding the date of this Agreement, no Material Customer or Significant Supplier has (a) cancelled or otherwise terminated or threatened in writing, or, to the Knowledge of the Company, threatened orally, to cancel or otherwise to terminate its relationship with the Company or the Company Subsidiaries, or (b) materially decreased its business with, or threatened in writing to, or to the Knowledge of the Company, threatened orally to, materially decrease its business with the Company or Company Subsidiaries, in each case, except as permitted by the terms of such Contract or for which such decrease or threatened decrease has not had and would not reasonably be expected to have a Company Material Adverse Effect.

Section 3.22         Government Contracts.

(a)          Section 3.22(a) of the Company Disclosure Letter sets forth a complete and accurate list of each Contract between the Company or any Company Subsidiary, on the one hand, and any Governmental Entity or any Person that is, to the Company’s Knowledge, a subcontractor of any Governmental Entity, on the other hand, in each case that yields receipts by the Company or any Company Subsidiary of more than $250,000 in any twelve (12) month period (each such Contract, a “Government Contract”).

(b)        The Company and each Company Subsidiary has complied in all material respects with (i) all statutory and regulatory requirements where and as applicable to each of the Company’s and each Company Subsidiary’s Government Contracts and each of the Company’s and each Company Subsidiary’s quotations, bids and proposals for Government Contracts; (ii) all terms and conditions, including all clauses, provisions, specifications, and quality assurance, testing and inspection requirements of the Company’s or Company Subsidiary’s Government Contracts, whether incorporated expressly, by reference or by operation of Law; and (iii) all applicable representations, certifications and disclosure requirements under each of the Company’s and such Company Subsidiary’s Government Contracts and each of the Company’s and such Company Subsidiary’s quotations, bids and proposals for Government Contracts.

(c)          (i) Neither the Company, nor any Company Subsidiary, nor any of their respective managers or officers is/are (or since the Look-Back Date has/have been) under administrative, civil or criminal investigation, indictment or information or audit (other than routine audits) with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract, quotation, bid, or proposal that would, individually or in the aggregate, reasonably be expected to result in liability or expense; (ii) within the past three (3) years, neither the Company nor any Company Subsidiary has entered into any consent order or administrative agreement, or undertaken any internal investigation or audit relating directly or indirectly to any Government Contract, quotation, bid, or proposal that has had or would, individually or in the aggregate, reasonably be likely to result in liability or expense; (iii) neither the Company, nor any Company Subsidiary, nor any of their respective managers or officers has/have since the Look-Back Date made any voluntary or involuntary disclosure, including without limitation pursuant to the Department of Defense Fraud Voluntary Disclosure Program or Mandatory Disclosure Rule with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract quotation, bid, or proposal; and (iv) neither the Company, nor any Company Subsidiary has taken any action or failed to take any action that would reasonably be expected to give rise to liability under the Civil or Criminal False Claims Act, the Truth in Negotiations Act, or common law claims based on misrepresentation or unjust enrichment.

(d)          None of the Company’s nor any Company Subsidiary’s Government Contracts has been terminated for default.

Section 3.23         Section 203 of the DGCL. Assuming the accuracy of the representations and warranties set forth in Section 4.8, the Company Board has taken all actions so that the restrictions applicable to business combinations contained in Section 203 of the DGCL shall be inapplicable to the execution, delivery, and performance of this Agreement and to the consummation of the Merger, and the other Transactions. No other “control share acquisition,” “fair price,” “moratorium” or other anti-takeover laws (collectively, “Takeover Laws”) enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 3.24         Broker’s Fees. Except for Robert W. Baird & Co. Incorporated and Ankura Capital Advisors, LLC, neither the Company nor any of the Company Subsidiaries nor any of their respective officers or directors on behalf of the Company or such Company Subsidiaries has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 3.25         Opinion of Financial Advisors. The Company Board has received the opinion from Ankura Capital Advisors, LLC to the effect that, subject to the assumptions, qualifications, and other matters set forth therein, as of the date thereof, the consideration to be payable to holders of Company Common Stock in the Merger pursuant to this Agreement is fair, from a financial point of view, to such holders.

Section 3.26          No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article III and the Company Disclosure Letter, each of Parent and Merger Sub acknowledges and agrees that neither the Company nor any Person acting on its behalf made or is making any other express or any implied representations or warranties with respect to (i) the Company or any Company Subsidiaries, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects, or any other matter relating to the Company or the Company Subsidiaries, or (ii) the accuracy or completeness of any documentation, forecasts, or other information provided by the Company or any Person acting on any of its behalf to Parent or Merger Sub, any Affiliate of Parent, or any Person acting on any of their behalf, and neither Parent nor Merger Sub has relied on any representation or warranty not expressly set forth in this Article III.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

Except as otherwise disclosed in a letter (the “Parent Disclosure Letter”) delivered to the Company by Parent on the Execution Date (which Parent Disclosure Letter shall, in each case, specifically identify by reference to sections of this Agreement any exceptions to each of the representations, warranties, and covenants contained in this Agreement; provided, however, that any information set forth in one section of such Parent Disclosure Letter shall be deemed to apply to each other section or subsection thereof or hereof to which its relevance is reasonably apparent on its face), Parent and Merger Sub represent and warrant to the Company as of the Execution Date and as of the Closing Date as follows:

Section 4.1           Organization and Corporate Power. Parent is a limited liability company duly formed and validly existing and in good standing under the Laws of Delaware, and has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted. Merger Sub is a limited liability company duly formed, validly existing and in good standing under the Laws of Delaware and has all requisite limited liability company power and authority to own, lease, and operate its properties and assets and to carry on its business as now being conducted.

Section 4.2           Capitalization of Merger Sub.

(a)          Since its date of incorporation, Merger Sub has not carried on any business or conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

(b)          Parent owns one hundred percent (100%) of the issued and outstanding equity interests of Merger Sub, free and clear of any Liens.

Section 4.3           Authority; Execution and Delivery; Enforceability; State Takeover Statutes.

(a)         Each of Parent and Merger Sub has full limited liability company power and authority to execute and deliver this Agreement, to perform its obligations under this Agreement, and to consummate the Transactions. The execution and delivery by each of Parent and Merger Sub of this Agreement, the performance and compliance by Parent with each of its obligations herein, and the consummation by Parent and Merger Sub of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub. Each of Parent and Merger Sub has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by the Company of this Agreement, this Agreement constitutes Parent’s and Merger Sub’s legal, valid, and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles (whether considered in a proceeding at law or in equity).

(b)         The Parent Manager, at a meeting duly called and held or pursuant to valid written consent (i) determined that the Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Parent and its sole member, (ii) approved and declared advisable this Agreement and consummation of the Transactions, including the Merger, by Parent, and (iii) approved the execution, delivery, and performance of this Agreement by Parent and the consummation of the Transactions, including the Merger. Parent, as the sole member of Merger Sub, (i) determined that the Agreement and the Transactions, including the Merger, are advisable, fair to and in the best interests of Merger Sub and its sole member, (ii) approved and declared advisable this Agreement and consummation of the Transactions, including the Merger, by Merger Sub, and (iii) approved the execution, delivery, and performance of this Agreement by Merger Sub and the consummation of the Transactions, including the Merger. Neither the Parent Manager nor Parent has rescinded, modified, or withdrawn such resolutions in any way. No Takeover Laws apply or will apply to Parent or Merger Sub pursuant to this Agreement, the Transactions or the other transactions contemplated hereby.

(c)          No vote of holders of any class or series of capital stock of Parent is necessary to approve this Agreement or the Transactions.

Section 4.4           Consents and Approvals; No Conflicts.

(a)          The execution, delivery, and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions do not and will not require any Consent of, or Filing with, any Governmental Entity, other than (i) the filing and recordation of the Certificate of Merger with the Secretary, (ii) filings, permits, authorizations, consents, notice to and approvals as may be required under (A) the Exchange Act, (B) the Securities Act, (C) the rules and regulations of the NASDAQ, and (D) applicable requirements under foreign qualification, state securities or “blue sky” laws of various states, and (iii) such other Consents of, or Filings with, any Governmental Entity the failure of which to obtain or make has not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)          Neither the execution and delivery of this Agreement by Parent or Merger Sub nor the consummation by Parent or Merger Sub of the Transactions, nor compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) contravene, conflict with or result in any violation or breach of the Constituent Documents of Parent or Merger Sub or (ii) assuming that the authorizations, consents and approvals referred to in Section 4.4(a) are duly obtained, (x) contravene, conflict with or result in any violation or breach of any (1) Law or (2) Order, in either case, applicable to Parent or Merger Sub or any of their respective properties or assets, (y) require any Consent, notice or approval under, violate, conflict with, result in the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, give rise to any amendment rights, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Parent or Merger Sub under, any of the terms, conditions or provisions of any material Contract to which Parent or any Parent Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except, in the case of the foregoing clause (y), for such violations as, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.5           Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub specifically for inclusion or incorporation by reference in any Company Disclosure Document (i) in the case of the Proxy Statement, as amended or supplemented, if applicable, at the date it or any amendment or supplement is mailed to holders of the Shares of the Company Common Stock and at the time of the Company Stockholders Meeting, if any, and (ii) in the case of any Company Disclosure Document (other than the Proxy Statement), at the time such Company Disclosure Document is filed with the SEC, at any time it is amended or supplemented and at the time of any distribution or dissemination thereof, will contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

Section 4.6           Legal Proceedings. As of the date hereof, there are no Proceedings pending, or to the Knowledge of Parent, threatened against Parent or Merger Sub or any of their respective assets, rights, or properties or any of the officers or directors of Parent, except, in each case, for those that, individually or in the aggregate, have not had and would not reasonably be expected to have, a Parent Material Adverse Effect. Neither Parent nor Merger Sub nor any of their respective properties, rights, or assets is or are subject to any Order, except for those that, individually or in the aggregate, have not had and would not reasonably be expected to have a Parent Material Adverse Effect.

Section 4.7           Financial Capability; Financing.

(a)          As of the date hereof, Parent and/or its Affiliates have, through a combination of cash on hand, liquid securities, undrawn amounts, and available lines of credit or other committed financing, prior to the Effective Time, sufficient funds to pay the aggregate Merger Consideration contemplated by this Agreement and to perform the other obligations of Parent and Merger Sub contemplated by this Agreement.

(b)         Parent has delivered to the Company a correct and complete fully executed copy of the commitment letter, dated as of the Execution Date, among Pelican Energy Partners Base Zero LP, Pelican Energy Partners Base Zero (Parallel) LP and Parent, including all exhibits, schedules, annexes, and amendments to such letter in effect as of the Execution Date (the “Commitment Letter”). Pursuant to, and subject to the terms and conditions of, the Commitment Letter, the lender(s) thereunder has committed to lend the amounts set forth therein, the “Financing”) for the purposes set forth in such Commitment Letter. The Commitment Letter has not been amended, restated, or otherwise modified or waived prior to the execution and delivery of this Agreement, and the respective commitments contained in the Commitment Letter have not been withdrawn, rescinded, amended, restated, or otherwise modified in any respect prior to the execution and delivery of this Agreement. As of the execution and delivery of this Agreement, the Commitment Letter is in full force and effect and constitutes the legal, valid, and binding obligation of each of Parent and each of the other parties thereto, enforceable in accordance with its terms against Parent and each of the other parties thereto, except as limited by Laws affecting the enforcement of creditors’ rights generally, by general equitable principles, or by the discretion of any Governmental Entity before which any Proceeding seeking enforcement may be brought. There are no conditions precedent or contingencies (including pursuant to any “flex” provisions) related to the funding of the full amount of the Financing pursuant to the Commitment Letter, other than as expressly set forth in the Commitment Letter. As of the Execution Date, (i) no event has occurred which would constitute a breach or default (or an event which with notice or lapse of time or both would constitute a default) or result in a failure to satisfy a condition precedent, in each case, on the part of Parent or any other party to the Commitment Letter, under the Commitment Letter, and (ii) Parent does not have any reason to believe that any of the conditions to the Financing will not be satisfied.

Section 4.8           Company Capital Stock. Neither Parent nor any of Parent’s controlled Affiliates directly or indirectly owns, and at all times since the Look-Back Date, neither Parent nor any of Parent’s controlled Affiliates has owned, beneficially or otherwise, any shares of Company Capital Stock or any securities, contracts, or obligations convertible into or exercisable or exchangeable for shares of the Company Capital Stock. Neither Parent nor Merger Sub has enacted or will enact a plan that complies with Rule 10b5-1 under the Exchange Act covering the purchase of any of the shares of the Company Capital Stock. As of the date hereof, none of Parent, Merger Sub or any of their respective “affiliates” or “associates” is, or has been since the Look-Back Date, an “interested stockholder” (as such terms are defined in Section 203 of the DGCL) of the Company. None of Parent, Merger Sub or any of their respective “affiliates” or “associates” “own” (or has “owned” since the Look-Back Date) any “voting stock” (as such terms are defined in Section 203 of the DGCL) or other securities of the Company or options, warrants or other rights to acquire “voting stock” or other securities of, or other economic interests in, the Company.

Section 4.9            No Foreign Control. No foreign Governmental Entity or representative of a foreign Governmental Entity; no business enterprise or other entity organized, chartered or incorporated under the Laws of any country other than the United States or its territories; nor any person who is not a citizen or national of the United States (each a “Foreign Interest”) (a) individually or in the aggregate with other Foreign Interests, owns or has a beneficial ownership of five percent (5%) or more of either Parent or Merger Sub or, if neither Parent nor Merger Sub issues stock or other equity interests, indirectly or directly, subscribed for five percent (5%) or more of either Parent’s and Merger Sub’s total capital commitment, or (b) has the power, direct or indirect, whether or not exercised, and whether or not exercisable through the direct or indirect ownership of either Parent or Merger Sub, by contractual arrangements or other means, to direct or decide matters affecting the management or operations of either Parent or Merger Sub. Neither Parent nor Merger Sub, directly or indirectly through subsidiaries, owns five percent (5%) or more of any Foreign Interest. Each of Parent and Merger Sub acknowledge that the Company shall not have liability for any breach of any representation or warranty to the extent such breach results from either Parent or Merger Sub having any direct or indirect foreign ownership of five percent (5%) or more.

Section 4.10         Broker’s Fees. Neither Parent nor Merger Sub nor any of their respective officers or directors, on behalf of Parent or Merger Sub, has engaged any financial advisor, broker or finder or incurred any liability for any financial advisory fee, broker’s fees, commissions or finder’s fees in connection with any of the transactions contemplated hereby.

Section 4.11          Independent Investigation; Non-Reliance.

(a)        Each of Parent and Merger Sub (i) has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Company and the Company Subsidiaries, and (ii) has been furnished with or given access to such documents and information about the Company and the Company Subsidiaries and their respective businesses and operations as it and its Representatives and advisors have deemed necessary to enable it to make an informed decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Each of Parent and Merger Sub acknowledges that it has received access to such materials relating to the business of the Company and the Company Subsidiaries that it has requested and has been afforded the opportunity to meet with the management of the Company and the Company Subsidiaries, to discuss the business and assets of the Company and the Company Subsidiaries and to otherwise evaluate the merits of the transactions contemplated by this Agreement.

(b)        In entering into this Agreement, each of Parent and Merger Sub has relied solely upon its own investigation and analysis and the representations and warranties of the Company expressly contained in Article III and the Company Disclosure Letter, and each of Parent and Merger Sub acknowledges and agrees that, other than as set forth in Article III of this Agreement and the Company Disclosure Letter, none of the Company or any of its directors, officers, employees, Affiliates, stockholders, consultant, advisor or other representative of such Person (including legal counsel, accountants and financial advisors) (each, a “Company Agent”) makes or has made any representation or warranty, either express or implied, (x) as to the accuracy or completeness of any of the information provided or made available to Parent, Merger Sub, and/or any of their respective directors, officers, employees, Affiliates, stockholders, members, consultant, advisor or other representative of such Person (including legal counsel, accountants and financial advisors) (each, a “Parent Agent”), lenders or Affiliates prior to the execution of this Agreement or (y) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Company heretofore delivered to or made available to each of Parent and Merger Sub or any of their respective Parent Agents, lenders or Affiliates, and neither Parent nor Merger Sub has relied on any representation or warranty not expressly set forth in this Article III and the Company Disclosure Letter. Without limiting the generality of the foregoing, other than as set forth in this Agreement, none of the Company or any Company Agent has made, and shall not be deemed to have made, any representations or warranties in the materials relating to the business, assets or liabilities of the Company made available to each of Parent and Merger Sub, including due diligence materials, memorandum or similar materials, or in any presentation of the business of the Company by management of the Company or others in connection with the Transactions, and no statement contained in any such materials or made in any such presentation shall in and of itself be deemed a representation or warranty hereunder or otherwise or deemed to be relied upon by each of Parent and Merger Sub in executing, delivering and performing this Agreement and the Transactions. Without limiting the generality of the foregoing, each of Parent and Merger Sub acknowledges that no representations or warranties are made with respect to any projections, forecasts, future estimates, future budgets or forward-looking information about the Company that may have been made available to each of Parent and Merger Sub or any of its representatives, in each case, except for the representations and warranties of the Company.

Section 4.12         No Other Representations or Warranties. Except for the representations and warranties expressly contained in this Article IV, the Company acknowledges that neither Parent, Merger Sub, nor any Person acting on their behalf made or is making any other express or any implied representations or warranties in this Agreement with respect to (i) Parent or Merger Sub, any of their businesses, operations, assets, liabilities, condition (financial or otherwise) or prospects or any other matter relating to Parent or Merger Sub, or (ii) the accuracy or completeness of any documentation, forecasts, or other information provided by Parent or any Person acting on its behalf to the Company, any Affiliate of the Company, or any Person acting on any of their behalf, and the Company has not relied on any representation or warranty not expressly set forth in this Article IV.

ARTICLE V

COVENANTS

Section 5.1       Company Conduct of Business Prior to the Effective Time. Except as expressly contemplated by this Agreement, during the period from the Execution Date to the Closing or, in the event this Agreement is terminated earlier in accordance with Article VII, then the date of such termination (the “Interim Period”), unless Parent otherwise agrees in writing, the Company shall, and shall cause the Company Subsidiaries to, conduct its business in the ordinary course consistent with past practice and in material compliance with all applicable Laws and use reasonable best efforts to (i) preserve intact its present business organization, operations, goodwill and assets, including its Leased Real Property, Personal Property and Contracts, (ii) maintain in effect all necessary and material licenses, Permits, consents, franchises, approvals, and authorizations, (iii) maintain its relationships with its employees, customers, lenders, suppliers, vendors, licensors, licensees, Governmental Entities and others having material business or regulatory relationships with the Company or any Company Subsidiary, and (iv) keep and maintain the records of the Company and Company Subsidiaries in the ordinary course consistent with past practice. Without limitation of any provisions of this Section 5.1, nothing in this Agreement shall, directly or indirectly, give any Party control over any other Party’s operations, business, or decision-making before the Closing, and control over all such matters shall remain vested in the relevant Party, subject to the terms and conditions of this Agreement. In addition to and without limiting the generality of the foregoing, except (A) as listed on Section 5.1 of the Company Disclosure Letter, (B) as otherwise required by this Agreement, (C) as required by Law, from the date hereof until the earlier of the Closing or the termination of this Agreement in accordance with Article VII, without the prior written consent of Parent, the Company shall not, and shall not permit any Company Subsidiary to:

(a)       amend, adopt any amendment or modification, or propose any amendment or modification to its or any Company Subsidiary’s Constituent Documents;

(b)         make, declare, set aside or pay any stockholder dividend or other distribution, except for any dividend or distribution by a wholly owned Company Subsidiary to the Company or another wholly owned Company Subsidiary;

(c)         merge or consolidate with any other Person, liquidate, dissolve, wind-up or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization;

(d)        make any acquisition of (whether by merger, consolidation, acquisition of stock, acquisition of all or substantially all of the assets, formation of a joint venture or otherwise), or make any investment in any interest in, any Person or division thereof or any property or assets of any Person, in each case except inventory, raw materials, equipment, spare parts and other business supplies, in each case, in the ordinary course of business;

(e)         sell, lease, license, encumber, subject to a Lien (other than a Permitted Lien) or otherwise surrender, relinquish, dispose of, transfer, swap, exchange, abandon, allow to lapse or expire any assets or property of the Company or any Company Subsidiary, other than (i) disposals of assets or properties in the ordinary course of business consistent with past practice having a fair market value in an amount not in excess of $100,000 in the aggregate or (ii) disposals of any assets or property between or among (A) the Company and another wholly owned Company Subsidiary and (B) any wholly owned Company Subsidiary and another wholly owned Company Subsidiary;

(f)         (i) issue, sell, grant, pledge or otherwise encumber any shares of its capital stock or other securities (including any options, warrants, Company RSUs, Company PSUs or any similar security exercisable for, or convertible into, such capital stock or other security) other than Permitted Liens or enter into any amendment of any term of any of its outstanding securities, (ii) adjust, split, reverse split, combine or reclassify any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or (iii) purchase or redeem any shares of capital stock or any other equity interests of the Company or any Company Subsidiary or any rights, warrants or options to acquire any such shares or interests, other than (A) any such purchases or redemptions by a wholly owned Company Subsidiary with respect to such Company Subsidiary’s own capital stock or other equity interests or (B) in connection with the vesting of Company RSUs or Company PSUs described in Section 3.2(b) of the Company Disclosure Letter (including in connection with any required withholding Taxes related to such exercise or vesting);

(g)        other than in connection with the payoff of the Lind Note, (i) incur, guarantee, endorse or assume or otherwise become liable for (whether directly, contingently or otherwise) any Indebtedness, (ii) enter into financial swaps, futures or options involving an interest rate, foreign exchange or commodity or (iii) issue or sell any debt securities or any rights to acquire any debt securities, or make any loans, advances or capital contributions to, or investments in, any Person;

(h)        enter into, amend or modify any collective bargaining agreement or other agreement with a labor union, works council or similar organization;

(i)         except as required pursuant to the terms of any Company Benefit Plan in effect as of the date hereof, or as otherwise required by applicable Law, (A) grant or provide, or commit to grant or provide, any bonuses, incentive compensation, severance or termination payments or transaction or change of control bonuses or benefits to any current or former director, officer, employee, consultant or independent contractor of the Company or any Company Subsidiaries, (B) increase the compensation or benefits of any (x) current or former director or officer of the Company or any Company Subsidiaries, or (y) employee, consultant or independent contractor of the Company or any Company Subsidiaries, (C) establish, adopt, terminate, supplement or amend any Company Benefit Plan or any plan, program, arrangement, practice or agreement that would be a Company Benefit Plan if it were in existence on the date hereof, (D) amend the terms of any outstanding Company RSUs or Company PSUs or other Company equity or equity-based awards, (E) take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Company Benefit Plan, (F) change any actuarial or other assumptions used to calculate funding obligations with respect to any Company Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by U.S. GAAP, (G) forgive or grant any loans to directors, officers, employees, consultants, or independent contractors of the Company or any Company Subsidiaries, or (H) hire or terminate (other than for cause) any (x) director or officer of the Company or any Company Subsidiary or (y) any employee, consultant or independent contractor of the Company or any Company Subsidiaries, other than employees, consultants or independent contractors hired in the ordinary course of business with an annual base salary or fee that is no greater than $150,000;

(j)        materially change any historical working capital practice, including accelerating any collections of cash or accounts receivables or deferring or delaying accounts payable;

(k)         change any method of accounting or accounting principles or practices followed by the Company or any Company Subsidiary, except for any such change required by a change in U.S. GAAP or applicable Law;

(l)          (A) make, change or revoke any Tax election; (B) change any material method of Tax accounting; (C) change any Tax accounting period; (D) file any material amended Tax Return, (E) settle or compromise any Proceeding, audit, examination or investigation relating to Taxes; (F) enter into any closing agreement within the meaning of Section 7121 of the Code (or any similar provision of state, local or foreign Law) with respect to any amount of Tax (G) surrender or allow to expire any claim for a refund of a material amount of Taxes; or (H) consent to any extension or waiver of any limitation period with respect to any material claim or assessment for Taxes;

(m)        settle, release, waive or compromise any existing or pending legal Proceeding, unless such settlement, release, waiver or compromise (i) involves solely monetary payments that do not exceed $100,000, (ii) does not impose any material restriction on the business of the Company or any Company Subsidiary, (iii) does not involve an admission of guilt or liability by the Company or Company Subsidiary, (iv) does not relate to any litigation by the Company’s stockholders in connection with this Agreement or the Transactions, and (v) is not with respect to a Proceeding in which a Governmental Entity is adverse to the Company or any Company Subsidiary;

(n)        disclose or permit to disclose any Trade Secrets or confidential information of the Company and the Company Subsidiaries to any Person, other than in the ordinary course of business consistent with past practice to Persons who are under a contractual obligation to maintain the confidentiality of such information;

(o)         (A) terminate, modify in any material respect, cancel or fail to renew, other than in the ordinary course of business, any insurance Policy set forth on Section 3.20 of the Company Disclosure Letter without replacing such coverage with a comparable amount of insurance coverage to the extent available on commercially reasonable terms;

(p)          (A) terminate, suspend, fail to renew or allow to lapse any of the Company’s or Company Subsidiaries’ material Permits or (B) amend any material Permit if doing so would reasonably be expected to be materially adverse to the Company and the Company Subsidiaries, taken as a whole;

(q)         (i) enter into any new Contract that would have been a Company Material Contract if it had been entered into prior to the date of this Agreement (other than purchase orders or service orders entered into in the ordinary course of business) or (ii) amend, supplement, cancel or terminate any Company Material Contract or waive or fail to enforce any of the terms thereof that are for the benefit of the Company or any Company Subsidiary;

(r)          enter into any new line of business outside its existing lines of business as of the date hereof;

(s)         enter into, amend or modify the terms of any Company Affiliate Contract or any Contract with any Person covered under Item 404 of Regulation S-K under the Securities Act or make any payment to any Person covered under Item 404 of Regulation S-K under the Securities Act (other than payments, transactions or benefits pursuant to Contracts of Company Benefit Plans made available to Parent prior to the date hereof), or otherwise permitted by Section 5.1(i);

(t)         other than in connection with the payoff of the Lind Note, cancel any material Indebtedness or material claim or waive any material claim or rights of the Company or any of the Company Subsidiaries;

(u)         make or authorize any new capital expenditures other than capital expenditures to the extent expressly set forth on Section 5.1(u) of the Company Disclosure Letter; or

(v)          agree or commit to do any of the foregoing.

Section 5.2           No Solicitation.

(a)          As of the Execution Date, the Company shall immediately cease, and shall cause the Company Subsidiaries to cease, and shall use its reasonable best efforts to cause its and their Representatives to immediately cease and cause to be terminated, any activities, solicitations, discussions or negotiations with any Person that may be ongoing with respect to a Takeover Proposal. The Company also agrees that it will promptly (and in any event within two (2) Business Days of the date hereof) (i) request each Person (other than Parent, Merger Sub and their respective Representatives and designees) that has prior to the date hereof executed a confidentiality agreement in connection with its consideration of acquiring the Company to return or destroy all confidential information furnished to such Person or any of its Affiliates or Representatives by or on behalf of it or any of its Subsidiaries prior to the date hereof and (ii) terminate any access to any data room (electronic or otherwise) previously provided to any such Person, its Affiliates or its or their respective Representatives, including but not limited to access to the Data Room. During the Interim Period, the Company shall not, nor shall it permit any Company Subsidiary to, nor shall it authorize or permit, and shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) solicit, initiate, or knowingly encourage or knowingly facilitate (including by way of furnishing information), or take any other action designed to facilitate, any expression of interest, inquiry or the making of any offer or proposal which constitutes, or may reasonably be expected to lead to, any Takeover Proposal, (ii) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, or other commitment, agreement, arrangement, or understanding relating to any Takeover Proposal (other than an Acceptable Confidentiality Agreement), (iii) enter into, continue, encourage or otherwise participate or engage in any discussions or negotiations regarding any Takeover Proposal, (iv) (A) provide or afford access to its properties, assets, books and records, or personnel, or (B) furnish to any Person any material non-public information in connection with, or relating to, any Takeover Proposal, or the making thereof, or any inquiry or proposal with respect thereto, (v) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any proposal that constitutes a Takeover Proposal, (vi) fail to enforce or grant any waiver or release under any “standstill” or similar agreement with respect to any class of securities of the Company or any of the Company Subsidiaries, or confidentiality agreement to the extent that such provision prohibits or purports to prohibit a confidential proposal being made to the Company Board unless the Company Board determines in good faith (after consultation with its outside legal advisors) that the failure to do so would be inconsistent with its fiduciaries duties pursuant to applicable Law, or (vii) authorize, agree or commit to do any of the foregoing.

(b)         Notwithstanding the foregoing Section 5.2(a), if, prior to receipt of the Company Stockholder Approval, the Company receives a written, unsolicited, bona fide Takeover Proposal that did not arise, directly or indirectly, from a material breach of this Section 5.2, and the Company Board (or a committee thereof) determines in good faith, after consultation with outside legal counsel and financial advisors, based on information then available, that (1) such Takeover Proposal either constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal, and (2) a failure to take action with respect to such Takeover Proposal would be inconsistent with its fiduciary duties (it being understood that, for all purposes of this Agreement, references to fiduciary duties of the Company Board refers to the duties of directors) to the Company and its stockholders under applicable Law, then the Company may, in response to such Takeover Proposal, and subject to compliance with Section 5.2(e), (A) furnish information with respect to the Company to the party making such Takeover Proposal pursuant to a confidentiality agreement that contains provisions not less favorable to the Company in all material respects than those contained in the Confidentiality Agreement (an “Acceptable Confidentiality Agreement”); provided, that a copy of all such information not previously provided to Parent (or its Representatives) is provided to Parent as promptly as reasonably practicable (but in any event within forty-eight (48) hours) after such information has been furnished to such party (or its Representatives), and (B) engage in discussions or negotiations with such party regarding such Takeover Proposal or Superior Proposal; provided that, notwithstanding anything to the contrary in this Section 5.2, if the Company receives a Takeover Proposal or any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead to, a Takeover Proposal, the Company may seek clarification of the terms and conditions thereof so as to determine whether such Takeover Proposal or any inquiry, proposal or offer with respect to, or that could reasonably be expected to lead, to a Takeover Proposal constitutes a Superior Proposal or is reasonably expected to lead to a Superior Proposal. It is agreed that any material violation of the restrictions set forth in this Section 5.2 by any officers, directors or employees or any Affiliate, investment banker, financial advisor, attorney, accountant, or other Representative of the Company or any of the Company Subsidiaries shall be deemed to be a breach of this Section 5.2 by the Company.

(c)        Except as expressly permitted in this Section 5.2(c), neither the Company Board nor any committee thereof shall (i) (A) withhold, withdraw, or modify or qualify, or propose publicly to withhold, withdraw, or modify or qualify the Company Recommendation, (B) take any other action or make any other statement in connection with the Transactions inconsistent with the Company Recommendation, (C) approve, determine to be advisable, or recommend, or propose publicly to approve, determine to be advisable, or recommend, any Takeover Proposal, (D) take any formal action or make any recommendation in connection with a tender or exchange offer, other than a recommendation against such offer or a “stop, look and listen” communication by the Company Board to the Company’s stockholders pursuant to Rule 14d-9(f) promulgated under the Exchange Act (or any substantially similar communication), or (E) fail to include the Company Recommendation in the Proxy Statement (any action in this Section 5.2(c) being referred to as an “Adverse Recommendation Change”), or (ii) adopt or approve, or publicly propose to adopt or approve, cause, authorize or allow the Company or any Company Subsidiary to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement, other agreement relating to any Takeover Proposal or other similar agreement, arrangement or understanding other than an Acceptable Confidentiality Agreement in accordance with Section 5.2(b) (each, an “Alternative Transaction Agreement”) (A) constituting or that could reasonably be expected to lead to or otherwise relates to any Takeover Proposal or (B) requiring it to abandon, terminate or fail to consummate the Merger and the other Transactions contemplated by this Agreement.

(d)         Notwithstanding the foregoing, prior to receipt of the Company Stockholder Approval, the Company Board may (in each case, subject to compliance with this Section 5.2(c) and to compliance with Section 5.2(a) and Section 5.2(e)) effect an Adverse Recommendation Change and, subject to compliance with Section 7.1(c)(i), terminate this Agreement in order to enter into a binding agreement for a Superior Proposal if it pays, or causes to be paid, to Parent the Company Termination Fee payable pursuant to Section 7.3(c) and: (A) a written, unsolicited, bona-fide Takeover Proposal is or has been made to the Company by a third party that was not related to or arising from, directly or indirectly, a breach of this Section 5.2 and such Takeover Proposal is not withdrawn; (B) the Company Board determines in good faith, after consultation with the Company’s outside financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal; (C) the Company Board determines in good faith, after consultation with the Company’s outside legal counsel, that the failure to make an Adverse Recommendation Change or terminate this Agreement would be inconsistent with its fiduciary duties to the Company and its stockholders under applicable Law; (D) the Company Board provides Parent at least five (5) Business Days’ prior written notice of its intention to take such action, which notice shall include the information with respect to such Superior Proposal that is specified in Section 5.2(e), as well as a copy of such Takeover Proposal; (E) during the five (5) Business Days following such written notice (or such shorter period as is specified below), the Company Board and its Representatives have negotiated in good faith with Parent (to the extent Parent wishes to negotiate) regarding any revisions to the terms of the transactions contemplated hereby proposed by Parent in response to such Superior Proposal; and (F) at the end of the five (5) Business Day period described in the foregoing clause (E) (or such shorter period as is specified below), the Company Board determines in good faith, after consultation with the Company’s (x) outside legal counsel and financial advisors (and taking into account any adjustment or modification of the terms of this Agreement proposed in writing by Parent), that the Takeover Proposal continues to be a Superior Proposal and (y) outside legal counsel, that the failure to make such Adverse Recommendation Change or terminate this Agreement would be inconsistent with the exercise by the Company Board of its fiduciary duties to the Company and its stockholders under applicable Law. Any material amendment or modification to any Superior Proposal will be deemed to be a new Takeover Proposal for purposes of this Section 5.2; provided, however, that the notice period and the period during which the Company Board and its Representatives are required to negotiate in good faith with Parent (to the extent Parent wishes to negotiate) regarding any revisions to the terms of this Agreement proposed by Parent in response to such new Takeover Proposal pursuant to clauses (D)-(F) above shall expire on the later to occur of (x) two (2) Business Days after the Company Board provides written notice of such new Takeover Proposal to Parent or (y) the end of the original four (4) Business Day period described in clauses (D)-(F) above.

(e)         In addition to the obligations of the Company set forth in Section 5.2(a), Section 5.2(b), and Section 5.2(c), the Company shall promptly, and in any event no later than twenty-four (24) hours after it receives any Takeover Proposal, advise Parent orally and in writing of any request for confidential information in connection with a Takeover Proposal or with respect to any Takeover Proposal, the material terms and conditions of such request or Takeover Proposal, and shall keep Parent promptly advised of all changes to the material terms of any such Takeover Proposal. The Company shall, prior to or concurrently with the time it is provided to any third Persons, provide to Parent any non-public information concerning the Company and the Company Subsidiaries that the Company provides (including through its Representatives) to any third Person in connection with any Takeover Proposal after the date hereof that was not previously provided to Parent. The Company shall promptly (but in no event later than forty-eight (48) hours after receipt) provide to Parent unredacted copies of all material correspondence and written materials (whether or not electronic) sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of such Takeover Proposal, including any proposed transaction agreements (along with all schedules and exhibits thereto and any financing commitments related thereto).

(f)         Nothing contained in this Section 5.2 shall prohibit the Company from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9, or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, (ii) making any disclosure to the stockholders of the Company that is required by applicable Law, or (iii) making any “stop, look and listen” communication pursuant to Rule 14d-9(f) promulgated under the Exchange Act; provided that any such action that would otherwise constitute an Adverse Recommendation Change shall be made only in accordance with Section 5.2(c) (it being understood and agreed that any such communication that expressly reaffirms the Company Recommendation shall be deemed not to be an Adverse Recommendation Change).

(g)       The Company agrees that it will take the necessary steps promptly to inform its Company Subsidiaries and its officers, directors, investment bankers, consultants, attorneys, accountants, and other representatives of the obligations undertaken in this Section 5.2.

Section 5.3           Proxy Statement.

(a)         As promptly as reasonably practicable (and in any event within twenty (20) Business Days) following the date hereof, the Company shall, with the reasonable assistance of Parent, prepare, and the Company shall file with the SEC, a proxy statement relating to the adoption of this Agreement by the stockholders of the Company (as amended or supplemented from time to time, the “Proxy Statement”). The Proxy Statement shall include the written opinion of Ankura Capital Advisors, LLC, dated August 7, 2024 that as of the date of such opinion and based on and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken in preparing such opinion as set forth therein, the Merger Consideration is fair, from a financial point of view, to the holders of the Shares (other than Excluded Shares). The Company shall include the Company Recommendation in the Proxy Statement. Parent and the Company shall reasonably cooperate with one another in connection with the preparation of the Proxy Statement and Parent shall furnish all information concerning Parent and Merger Sub as the Company may reasonably request in connection with the preparation of the Proxy Statement that is required by the Exchange Act or other applicable Law to be set forth in the Proxy Statement. The Company shall use reasonable best efforts to resolve all SEC comments with respect to the Proxy Statement and have the Proxy Statement cleared by the SEC as promptly as reasonably practicable after such filing. The Company shall cause the Proxy Statement to be mailed to the stockholders of the Company as of the record date established for the Company Stockholders’ Meeting as promptly as reasonably practicable (but in any event no more than ten (10) Business Days) after the Proxy Statement is cleared by the SEC.

(b)         Parent shall provide to the Company, as necessary, an amendment or supplement to Company of the information relating to Parent or Merger Sub supplied by it in writing specifically for inclusion in the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, to the extent necessary so that such information, as so amended or supplemented, does not contain any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(c)          Assuming Parent’s compliance with its obligations pursuant to Section 5.3(b), the Company shall cause the Proxy Statement, at the time of the mailing of the Proxy Statement or any amendments or supplements thereto, and at the time of the Company Stockholders’ Meeting, (i) not to contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) to comply as to form and substance in all material respects with the Exchange Act.

(d)         The Company shall promptly notify Parent of the receipt of any comments of the SEC with respect to the Proxy Statement and of any request by the SEC for any amendment or supplement thereto or for additional information and shall promptly provide Parent with copies of all correspondence between the Company and the SEC with respect to the Proxy Statement (including a summary of any oral conversations). The Company, Parent and Merger Sub shall each use their reasonable best efforts to promptly provide responses to the SEC with respect to all comments of the SEC received on the Proxy Statement. All filings by the Company with the SEC and all mailings to the stockholders of the Company in connection with the Merger and the other Transactions contemplated hereby, including the Proxy Statement and any amendment or supplement thereto, and any responses to any comments from the SEC with respect thereto, shall be subject to the reasonable prior review and comment of Parent and its counsel and the Company shall consider any comments from Parent in good faith.

(e)         If at any time prior to the Effective Time any information relating to the Company, Parent or Merger Sub, or any of their respective Affiliates, directors or officers, is discovered by the Company, Parent or Merger Sub, which should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement would not include any misstatement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading, the Party which discovers such information shall promptly notify the other Parties and an appropriate amendment or supplement describing such information shall be prepared and promptly filed with the SEC and, to the extent required by applicable Law, disseminated to the stockholders of the Company, in each case, by the Company (with the reasonable assistance of Parent).

Section 5.4          Company Stockholders’ Meeting. The Company shall, in accordance with its Constituent Documents and applicable Law, promptly take all action required under the DGCL, the Company’s Constituent Documents and the applicable requirements of the NASDAQ to duly call, give notice of, convene and hold as promptly as reasonably practicable following the date upon which the Proxy Statement is cleared by the SEC, a meeting of the stockholders of the Company (the “Company Stockholders’ Meeting”) for the purpose of seeking the Company Stockholder Approval, with the record date and meeting date being selected after reasonable consultation with Parent; and, unless there has been an Adverse Recommendation Change in accordance with Section 5.3, shall (a) recommend adoption of this Agreement and include in the Proxy Statement such recommendation, (b) reaffirm the Company Recommendation (which Company Recommendation shall, for avoidance of doubt, be in respect of this Agreement and the Merger, as may be modified pursuant to any changes to the terms of this Agreement offered in writing by Parent pursuant to, and in accordance with Section 5.2) within five (5) Business Days after a request therefor by Parent following the date on which any Takeover Proposal or material modification thereto is received by the Company or is published, sent or communicated to the Company’s stockholders (or, if the Company Stockholders’ Meeting is scheduled to be held within five (5) Business Days, within one (1) Business Day, if possible, before the Company Stockholders’ Meeting), which request may not be made more than two times in respect of any specific Takeover Proposal, and (c) use reasonable best efforts to obtain the Company Stockholder Approval including soliciting such adoption. The Company may postpone, recess or adjourn the Company Stockholders’ Meeting (i) with the written consent of Parent, (ii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) the Company is unable to obtain a quorum of its stockholders at the Company Stockholders’ Meeting necessary to conduct the business of the Company Stockholders’ Meeting or if there are insufficient Shares represented (either in person or by proxy) to obtain the Company Stockholder Approval, or (iii) to allow additional time for the filing and distribution of any amended or supplemental disclosure which the Company Board has determined in good faith, after consultation with outside legal counsel, is necessary under Law and for such amended or supplemental disclosure to be reviewed by the stockholders of the Company prior to the Company Stockholders’ Meeting. Notwithstanding the foregoing, without the prior written consent of Parent, the Company Stockholders’ Meeting will not be postponed or adjourned (A) by more than ten (10) calendar days at a time without the prior written consent (which consent shall not be unreasonably withheld or delayed) of Parent by or (B) more than thirty (30) calendar days after the date on which the Company Stockholders’ Meeting was (or was required to be) originally scheduled. In no event will the record date of the Company Stockholders’ Meeting be changed without Parent’s prior written consent (which consent shall not be unreasonably withheld or delayed), unless required by applicable Law.

Section 5.5         Publicity. The Company and Parent agree that the initial press release to be issued with respect to the execution and delivery of this Agreement shall be in a form agreed to by the Parties and that the Parties shall consult with each other prior to issuing any press release or making any public announcement with respect to this Agreement and the Transactions contemplated hereby and shall not issue any such press release or make any such public announcement without the prior consent of the other Party (which shall not be unreasonably withheld, delayed or conditioned) and shall give each other the opportunity to review and comment upon such press releases or public announcements; provided that a Party may, without the prior consent of the other Party, issue such press release or make such public statement (a) so long as such statements are consistent with previous public statements made jointly by or otherwise agreed between the Company and Parent, (b) after prior consultation, to the extent practicable in the circumstances, to the extent required by applicable Law or the applicable rules of rules of the NASDAQ (or any other securities market) or (c) in any case in which such disclosure is made in connection with a dispute between the Parties hereto regarding this Agreement or the Transactions contemplated hereby.  Notwithstanding the foregoing, Parent, Merger Sub and their respective Affiliates, without consulting with the Company, may provide, in the ordinary course of business, confidential communications regarding this Agreement and the Transactions contemplated hereby to existing or prospective general and limited partners, equity holders, members, managers and investors of such Person or any Affiliates of such Peron, in each case, who are subject to customary confidentiality restrictions.

Section 5.6          Notification of Certain Matters. Parent and the Company shall each give prompt notice to the other Party if any of the following occur after the date of this Agreement: (i) receipt of any written notice to the receiving Party from any third Person alleging that the consent or approval of such third Person is or may be required in connection with the Merger and the other Transactions and such consent could (in the good faith determination of such Party) reasonably be expected to prevent or materially delay the consummation of the Merger or the other Transactions; (ii) receipt of any notice or other communication from any Governmental Entity or the NASDAQ (or any other securities market) in connection with the Transactions; or (iii) the occurrence of an event which would or would be reasonably likely to (A) prevent or materially delay the consummation of the Transactions or (B) result in the failure of any condition to the Merger set forth in Article VI, to be satisfied.

Section 5.7           Access to Information.

(a)        During the Interim Period, and upon reasonable notice and subject to applicable Laws relating to the exchange of information, the Company shall afford to Parent and its Affiliates and its and their officers, directors, agents, control persons, employees, consultants, professional advisers (including attorneys, accountants, and financial advisors) (collectively, the “Representatives”), during normal business hours, reasonable access (including for the purpose of coordinating transition planning with employees) to all of its and the Company Subsidiaries’ properties, assets, books, Contracts, commitments, and records, and to its and the Company Subsidiaries’ officers, employees, accountants, counsel, and other Representatives and, during the Interim Period, the Company shall promptly make available to the Parent, subject, in the case of competitively sensitive information, to any “clean-room” arrangements agreed between the Parties, (i) a copy of each report, schedule, registration statement, and other document filed or received by it or any Company Subsidiary during such period pursuant to the requirements of federal securities Laws and (ii) all other information concerning its and the Company Subsidiaries’ businesses, assets, properties, and personnel as the Parent may reasonably request.

(b)          No investigation by Parent or its Representatives shall affect the representations, warranties, covenants, or agreements of the Company set forth herein.

(c)         This Section 5.7 shall not require the Company to permit any access, or to disclose any information, that in the reasonable, good faith judgment of the Company’s legal counsel would reasonably be expected to result in a material violation of any material Contract or Law to which the Company or any Company Subsidiaries are a party or are subject or cause any attorney-client privilege which the Company or any of its Company Subsidiaries would be entitled to assert to be undermined with respect to such information if such undermining of such privilege could in good faith judgment of the Company’s legal counsel adversely affect in any material respect the Company’s position in any pending or reasonably probable future litigation; provided, in the event the Company’s legal counsel makes such a determination, the Company shall reasonably promptly notify Parent, and the Parties shall cooperate in seeking to find a way to allow disclosure of such information, including by (i) using reasonable commercial efforts to seek consent from the applicable third party to any such material Contract with respect to the disclosures prohibited thereby, or (ii) use of a “clean-room” arrangement or other appropriate substitute arrangement to permit reasonable access or disclosure not in violation of such requirement.

(d)        Unless and until the Closing occurs, the information provided pursuant to this Section 5.7 shall be kept confidential by the recipient thereof in accordance with, and shall otherwise abide by and be subject to the terms and conditions of, the Confidentiality Agreement, except that notwithstanding the Confidentiality Agreement, the Company and Parent may disclose any of the terms, conditions, or other facts of the Merger and the other Transactions if expressly permitted by the terms of this Agreement.

Section 5.8          Efforts; Cooperation. Subject to the terms and conditions of this Agreement, each of Parent and the Company shall, and shall cause their respective Subsidiaries to use reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all Laws which may be imposed on such Party or its Subsidiaries with respect to the Transactions and, subject to the conditions set forth in Article VI hereof, to consummate the Transactions as promptly as practicable, (ii) to obtain (and to cooperate with the other Party to obtain) any consent, authorization, Order or approval of, or any exemption by, any Governmental Entity and any other third Person which is required to be obtained by Parent or the Company or any of their respective Subsidiaries in connection with the Transactions, and to comply with the terms and conditions of any such consent, authorization, order, or approval, and (iii) to cooperate with each other in connection with any filing or submission with a Governmental Entity in connection with the Transactions.

Section 5.9           Indemnification.

(a)          Parent agrees that all rights to exculpation, indemnification, or advancement of expenses existing as of the date of this Agreement and arising from, relating to, or otherwise in respect of, acts or omissions occurring at or prior to the Effective Time existing in favor of any current or former directors or officers of the Company or the Company Subsidiaries as provided in (A) their respective Constituent Documents or (B) any indemnification or similar agreements set forth on Section 5.9(a) of the Company Disclosure Schedule (the “Indemnification Contracts”) shall, in each case, survive the Transactions and shall continue in full force and effect in accordance with their terms, and Parent shall and shall cause the Surviving Corporation to comply therewith. For a period of no less than six (6) years from the Effective Time, Parent shall cause the Surviving Corporation to maintain in effect the exculpation, indemnification, and advancement of expenses provisions of the Company’s Constituent Documents or Indemnification Contracts, in substantially the form that is in effect as of the Closing Date, and shall not amend, repeal, or otherwise modify any such provisions in any manner that would materially adversely affect the rights thereunder of any individuals who immediately before the Effective Time were current or former directors, officers, or employees of the Company; provided, however, that all rights to exculpation, indemnification, and advancement of expenses in respect of any Proceeding pending or asserted or any claim made within such period shall continue until the final disposition of such Proceeding.

(b)          In the event that either Parent or the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties, rights, and other assets to any Person, then, and in each such case, Parent shall, and shall cause the Surviving Corporation to, cause proper provision to be made so that such successor or assign shall expressly assume the obligations set forth in this Section 5.9.

(c)         Prior to the Effective Time, the Company shall obtain and fully pay for, at no expense to the beneficiaries, non-cancellable “tail” or “runoff” insurance policies with a claims period of at least six (6) years from and after the Effective Time from insurance carriers with the same or better credit ratings as the Company’s current insurance carriers with respect to directors’ and officers’ liability insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”), for the persons who are covered by the Company’s existing D&O Insurance, with terms, conditions, retentions, and levels of coverage at least as favorable to the insured individuals as the Company’s existing D&O Insurance with respect to matters existing or occurring at or prior to the Effective Time (including in connection with this Agreement or the transactions contemplated hereby); provided, however, that in no event shall Parent or the Surviving Corporation pay, or be required to pay, for such “tail” insurance policies a one-time premium in excess of 300% of the Company’s current annual premium for D&O Insurance (the “Premium Cap”); provided, further, that if the cost of such insurance coverage exceeds such amount, the Company shall obtain a policy with the greatest coverage reasonably available for a cost not exceeding such amount; provided, further, that the Company shall give Parent a reasonable opportunity to participate in the selection of such tail policy and the Company shall give reasonable and good faith consideration to any comments made by Parent with respect thereto.

(d)        The provisions of this Section 5.9 shall survive consummation of the Transactions, are intended to be for the benefit of, and will be enforceable by, each Person entitled to indemnification hereunder, together with such Persons heirs, legatees, personal representatives, legal representatives, executors, administrators, successors, and assigns, and are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Person may have by Contract or otherwise.

Section 5.10         Employee Matters.

(a)         At the Closing Date, Parent shall provide, or cause the Surviving Corporation to provide, to each employee of the Company and its Subsidiaries who remains employed by the Surviving Corporation and its Subsidiaries (the “Continuing Employees”) an annual rate of salary or wages that is no less favorable than the annual rate of salary or wages, as applicable, provided to such employee by the Company and the Company Subsidiaries as of immediately prior to the Effective Time.

(b)       From and after the Effective Time, Parent shall cause the Surviving Corporation and its Subsidiaries to honor all “Employment Agreements” as defined and listed in Section 3.12(a) of the Company Disclosure Letter, in accordance with their terms.

(c)          As of the Closing, Parent shall, or shall cause the Surviving Corporation, and any of its respective Company Subsidiaries or any of their respective third party insurance providers or third party administrators to, waive all limitations as to any pre-existing condition or waiting periods in its applicable welfare plans with respect to participation and coverage requirements applicable to each Continuing Employee under any welfare plans that such employees may be eligible to participate in after the Effective Time to the extent such limitation would have been waived or satisfied under the applicable welfare plan in which such Company Employee participated immediately prior to the Effective Time, and shall credit each Continuing Employee for any copayments, deductibles, offsets, or similar payments made under any employee benefit plan of the Company or any Company Subsidiary during the plan year which includes the Closing Date for purposes of satisfying any applicable copayment, deductible, offset, or similar requirements under the comparable plans of Parent, Surviving Corporation, or any of their respective Subsidiaries. In addition, as of the Effective Time, Parent shall, and shall cause the Surviving Corporation and any applicable Company Subsidiary to, give Continuing Employees full credit for purposes of eligibility, vesting, and determination of level of benefits under any employee benefit and compensation plans or arrangements maintained by Parent or an applicable Parent Subsidiary that such employees may be eligible to participate in after the Effective Time for such Continuing Employees’ service with the Company or any Company Subsidiaries to the same extent that such service was credited for purposes of any comparable employee benefit plan immediately prior to the Effective Time; provided that the foregoing shall not result in the duplication of benefits or to benefit accruals under any severance, post-retirement or other post-employment health, life or welfare benefits or pension plan.

(d)          No provision of this Section 5.10 shall be construed as a limitation on the right of Parent, or to cause any Parent Subsidiary, to amend or terminate any specific employee benefit plan that Parent or a Parent Subsidiary would otherwise have under the terms of such employee benefit plan, nor shall any provision of this Section 5.10 be construed to require the continuation of the employment of any particular Continuing Employee. The provisions of this Section 5.10 are solely for the benefit of the Parties to this Agreement, and no current or former director, officer, employee, or independent contractor or any other Person shall be a third-party beneficiary of this Section 5.10 of this Agreement, and nothing herein shall be construed as an amendment to any Company Benefit Plan or employee benefit plan of Parent or any Parent Subsidiary or other compensation or benefit plan or arrangement for any purpose.

Section 5.11        Section 16 Matters. Prior to the Effective Time, the Company Board, or an appropriate committee of non-employee directors thereof, may adopt a resolution consistent with the interpretive guidance of the SEC, taking such steps as may be required to cause any dispositions of Company Common Stock (including derivative securities with respect to Company Common Stock) resulting from the Transactions by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, to be exempt under Rule 16b-3 promulgated under the Exchange Act, to the extent permitted by applicable Law.

Section 5.12        Security Holder Litigation. In the event that any litigation arising from or related to this Agreement or the Transactions is brought or threatened to be brought against the Company and/or its directors by security holders of the Company prior to the Effective Time (“Transaction Litigation”), the Company shall promptly notify Parent of such Transaction Litigation (but in any event within twenty-four (24) hours) and shall keep Parent reasonably informed on a current basis with respect to the status thereof, including by promptly informing Parent of all Proceedings and providing to Parent copies of all material correspondence and pleadings relating to such Transaction Litigation. The Company shall give Parent the opportunity to participate in the defense of any Transaction Litigation (and shall give due consideration to Parent’s advice with respect to the Transaction Litigation and shall provide Parent the opportunity to review and comment on all material filings or responses to be made by the Company in connection with the Transaction Litigation), and the Company shall not settle or agree to settle any Transaction Litigation without Parent’s prior written consent.

Section 5.13        NASDAQ Delisting; Deregistration. Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under applicable Laws and the rules and policies of the NASDAQ to enable the delisting by the Surviving Corporation of the Company Common Stock from NASDAQ and the deregistration of the Company Common Stock under the Exchange Act as promptly as practicable after the Effective Time, and in any event no more than ten (10) Business Days after the Effective Time.

Section 5.14       Merger Sub; Consent of Sole Member of Merger Sub. Parent and Merger Sub shall use commercially reasonable efforts to take all actions necessary to (a) cause Merger Sub to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement, and (b) ensure that, prior to the Effective Time, Merger Sub shall not conduct any business or make any investments or incur or guarantee any Indebtedness other than as specifically contemplated by this Agreement. Immediately following the execution of this Agreement (but in any event, no later than three (3) Business Days after the Execution Date), Parent, in its capacity as the sole member and manager of Merger Sub, shall duly adopt this Agreement in accordance with applicable Law and deliver to the Company evidence of its vote or action by written consent so adopting this Agreement.

Section 5.15         Financing. Parent shall use its commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things reasonably necessary, proper or advisable to consummate and obtain the Financing on the terms and subject to the conditions described in the Commitment Letter and shall not permit any amendment or modification to be made to, and replacement of all or a portion of any commitments thereof described in, or any waiver of any provisions under, the Commitment Letter without the prior written consent of the Company (which shall not be unreasonably withheld, conditioned or delayed), if such amendment, modification, replacement, or waiver (a) reduces the aggregate amount of the Financing to an amount below the amount required to consummate the Transactions, (b) imposes additional conditions or any contingencies or otherwise expands upon, amends, or otherwise modifies any of the conditions to the receipt of any portion of the Financing in a manner that would or would reasonably be expected to make any portion of the funding of the Financing (or satisfaction of the conditions to obtaining the Financing) less likely to be obtained, or (c) materially adversely impacts the ability of Parent to consummate the transactions contemplated hereby.

Section 5.16          Treatment of Indebtedness; Lien Releases; Transaction Expenses.

(a)         At least three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent fully-executed payoff letters (the “Payoff Letters”) executed by the holders of Indebtedness set forth in Section 5.16(a)(i) of the Company Disclosure Letter and which such Payoff Letters shall, in each case (i) contain customary documentation providing for, upon receipt of such amounts, the automatic termination and release of all Liens (including any termination statements on Form UCC-3 or other customary releases) and be in form and substance reasonably satisfactory to Parent to evidence the full repayment and satisfaction of such Indebtedness, and (ii) provide instructions for the payment of all amounts necessary to cause the payment in full of such Indebtedness.  The Company shall and shall cause its Company Subsidiaries and direct their respective representatives to, in each case, use their reasonable best efforts to (i) make arrangements reasonably satisfactory to Parent for such holders of Indebtedness to deliver all related Lien and guarantee releases to Parent on or prior to the Closing Date, and (ii) obtain the Lien releases set forth in Section 5.16(a)(ii) of the Company Disclosure Letter, effective on or prior to the Closing Date.

(b)         The Company shall deliver to Parent, at least five (5) Business Days prior to the Closing Date, invoices from the vendors set forth in Section 5.16(b) of the Company Disclosure Letter to evidence the full payment and satisfaction of such Transaction Expenses as of the Closing, which shall in no event exceed the amounts set forth in Section 5.16(b) of the Company Disclosure Letter absent the prior written consent of Parent.

Section 5.17         R&W Insurance Policy; Data Room. The Parties acknowledge and agree that, as of or prior to the Execution Date, Parent has procured a R&W Conditional Binder in connection with the R&W Policy. During the Interim Period, the Company shall, and shall cause its Company Subsidiaries to, use commercially reasonable efforts to cooperate with Parent’s efforts to obtain the R&W Policy with respect to the Transactions and shall not take, or omit to take, any actions that would, or would reasonably be expected to have a material adverse impact on Parent’s ability to obtain the R&W Policy. Parent shall not amend the R&W Policy in any manner that would reasonably be expected to result in a materially adverse impact on the Company in connection with any amendment to the subrogation provisions therein without the prior written consent of the Company.  Prior to the Closing, the Company shall arrange for the delivery, within five (5) Business Days following the Closing Date, to Parent, of two electronic discs or flash drives containing copies of the documents uploaded as of the Closing Date to the Data Room.

ARTICLE VI

CONDITIONS TO THE MERGER

Section 6.1          Conditions to Obligations of Each Party. The respective obligations of Parent, Merger Sub, and the Company to consummate the Merger are subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by Parent, Merger Sub, or the Company, as applicable):

(a)        Statutes and Injunctions. No Law or Order (whether temporary, preliminary, or permanent) shall have been promulgated, entered, enforced, enacted, or issued or be applicable to the Merger by any Governmental Entity that (i) prohibits, prevents, makes illegal, restrains or enjoins the consummation of the Merger or the other Transactions that is still be in effect or (ii) would prevent, materially impede or materially delay the consummation of the Merger and the other Transactions or the payment of the Merger Consideration, and no Governmental Entity shall have instituted any proceeding seeking such Laws or Orders.

(b)          Company Stockholder Approval. The Company Stockholder Approval shall have been obtained.

Section 6.2        Conditions to Obligations of the Company to Effect the Merger. The obligation of the Company to consummate the Merger is further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Company):

(a)         The representations and warranties of Parent and Merger Sub contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth in such representations and warranties) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Parent Material Adverse Effect;

(b)          Each of Parent and Merger Sub shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time; and

(c)          Parent shall have delivered to the Company a certificate, dated as of the Closing Date, signed by a duly authorized officer of Parent and certifying as to the satisfaction of the conditions specified in Section 6.2(a) and Section 6.2(b).

Section 6.3           Conditions to Obligations of Parent and Merger Sub to Effect the Merger. The obligations of Parent and Merger Sub to consummate the Merger are further subject to the satisfaction, at or prior to the Closing, of the following conditions (which may be waived, in whole or in part, to the extent permitted by Law, by the Parent):

(a)        (i) The representations and warranties of the Company contained in Section 3.1 (Organization and Corporate Power), Section 3.2 (Capitalization), Section 3.3 (Authority; Execution and Delivery; Enforceability; State Takeover Statutes), Section 3.4(b)(i) (Consents and Approvals; No Conflicts), Section 3.6(b) (No Company Material Adverse Effect), Section 3.23 (Section 203 of the DGCL), Section 3.24 (Broker’s Fees), and Section 3.25 (Opinion of Financial Advisors) shall be true and correct in all respects (except, with respect to Section 3.2, for de minimis inaccuracies) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), and (ii) each of the other representations and warranties of the Company contained in this Agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “Company Material Adverse Effect” set forth in such representations and warranties (other than in the representation in Section 3.6(b))) as of the date of this Agreement and as of the Closing, as though made on and as of the Closing (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Company Material Adverse Effect;

(b)        The Company shall have performed or complied in all material respects with its obligations, agreements and covenants under this Agreement to be performed or complied with by it at or prior to the Effective Time;

(c)          Each of the consents, clearances, Permits, amendments, notices, waivers, approvals, authorizations or other filings to, with or from any applicable Governmental Entity shall have been made, obtained or given; any applicable actions of any Governmental Entity shall have been taken and any applicable waiting periods shall have expired, in each case as set forth on Section 6.3(c) of the Company Disclosure Letter;

(d)       Since the date of this Agreement, no event, occurrence, fact, condition, change, development or effect shall have occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect;

(e)         The Company shall have delivered to Parent the Payoff Letters and vendor invoices within the applicable time periods, in each case, in accordance with the provisions of Section 5.16(a) and 5.16(b);

(f)          [Intentionally omitted]

(g)       The Company shall have delivered a properly executed certification, in a form reasonably satisfactory to Parent and in form and substance required under the Treasury Regulations, stating that the Company is not and has not been a “United States real property holding corporation” (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, and a copy of the notice of such certification to be sent to the IRS in accordance with the provisions of Treasury Regulations Section 1.897-2(h)(2), together with written authorization for Parent to deliver such notice and copy of the certificate to the IRS on behalf of the Company after Closing;

(h)        A majority of the key officers of the Company set forth on Section 6.3(h) of the Company Disclosure Letter (the “Key Officers”) continue to be serving in the same capacity as such Key Officer was serving as of the date of this Agreement, and shall not have communicated to the Company verbally or in writing any intent to cease serving in such capacity after the Effective Time which has not been previously communicated to the Parent in writing;

(i)           The Company shall have caused each director of the Company, and each officer, director or manager of each Company Subsidiary to, in each case, deliver a letter of resignation in form and substance reasonably satisfactory to Parent, terminating such Person’s position with the Company and/or applicable Company Subsidiaries, effective as of the Effective Time; and

(j)         The Company shall have delivered to Parent a certificate, dated as of the Closing Date, signed by a duly authorized officer of the Company and certifying as to the satisfaction of the conditions specified in Section 6.3(a), Section 6.3(b), Section 6.3(c), and Section 6.3(d).

(k)         Except with respect to GSE Systems Engineering (Beijing) Company, Ltd., the Company shall have taken (or caused to be taken) all actions necessary to terminate and eliminate all intercompany Indebtedness, liabilities and other debts and obligations within its control, including by, with or among any Company Subsidiaries or other Affiliates, and to pay, settle, cancel or release all such Indebtedness, liabilities and other debts and obligations in a manner such that none of the Company or any Company Subsidiary has any liability or obligation related thereto at or following the Closing and shall provide evidence of the same, in form and substance reasonably satisfactory to Parent, to Parent.

Section 6.4          Frustration of Closing Conditions. None of the Company, Parent or Merger Sub may rely, either as a basis for not consummating the Merger or terminating this Agreement and abandoning the Merger, on the failure of any condition set forth in Section 6.1, Section 6.2, or Section 6.3, as the case may be, to be satisfied if such failure was primarily due to the breach by such Party of any representation, warranty, covenant or other agreement of such Party set forth in this Agreement.

ARTICLE VII

TERMINATION

Section 7.1          Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (except as otherwise stated below):

(a)          By the mutual written consent of Parent and the Company;

(b)          By either of Parent or the Company:

(i)        if any Governmental Entity of competent jurisdiction shall have issued an Order permanently restraining, enjoining, or otherwise prohibiting or making illegal the Merger and such Order shall have become final and non-appealable; provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(i) shall not be available to any Party that has breached its obligations in any material respect under this Agreement in any manner that shall have primarily caused or resulted in (x) any Governmental Entity of competent jurisdiction issuing an Order permanently restraining, enjoining, or otherwise prohibiting the consummation of the Merger or the Transactions or (y) such Order becoming final and non-appealable;

(ii)        if the Effective Time shall not have occurred by six (6) months after the Execution Date (the “Outside Date”); provided, that the right to terminate this Agreement pursuant to this Section 7.1(b)(ii) shall not be available to any Party that has breached its obligations in any material respect under this Agreement in any manner that shall have proximately caused or resulted in the failure of the Effective Time to have occurred by the Outside Date;

(iii)     if the Company Stockholder Approval shall not have been obtained at the Company Stockholders’ Meeting or at any adjournment or postponement thereof;

(c)          By the Company:

(i)         if, prior to receipt of the Company Stockholder Approval, (i) the Company Board has received a Superior Proposal, (ii) the Company has complied in all material respects with Section 5.2(c), (iii) to the extent permitted by and effected in accordance with Section 5.2(c), the Company Board approves, and the Company concurrently with the termination of this Agreement enters into, an Alternative Transaction Agreement with respect to such Superior Proposal and (iv) the Company pays Parent the applicable termination fee set forth in and pursuant to the terms of Section 7.3 contemporaneously with such termination; or

(ii)        if, prior to the Closing Date, either Parent or Merger Sub shall have breached or failed to perform any of its representations, warranties, covenants, or agreements contemplated by this Agreement, which breach or failure to perform (A) would give rise to either the failure to satisfy any condition set forth in Section 6.1 or Section 6.2 and (B) is incapable of being cured by Parent by the Outside Date or, if capable of being cured, shall not have been cured by Parent within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from the Company.

(d)         By Parent:

(i)         if, prior to receipt of the Company Stockholder Approval, (A) an Adverse Recommendation Change shall have occurred, (B) the Company pursues or agrees to pursue a definitive agreement with respect to a Superior Proposal (other than an Acceptable Confidentiality Agreement), or (C) the Company shall have failed to include the Company Recommendation in the Proxy Statement; or

(ii)        if the Company shall have breached or failed to perform any of its representations, warranties, covenants, or agreements set forth in this Agreement, which breach or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.1 or Section 6.3 and (B) is incapable of being cured by the Company by the Outside Date or, if capable of being cured, shall not have been cured by the Company within thirty (30) calendar days following receipt of written notice of such breach or failure to perform from Parent.

Section 7.2         Effect of Termination. In the event this Agreement is terminated by either Parent or the Company in accordance with Section 7.1, as applicable, written notice thereof shall be given by the terminating Party to the other Party specifying the provision hereof pursuant to which such termination is made. In the event this Agreement is terminated in accordance with Section 7.1, this Agreement shall become void and have no effect and there shall not be any liability or obligation on the part of any Party hereto, other than this Section 7.2, Section 7.3, and Article VIII, which provisions shall survive such termination. Notwithstanding anything in this Article VII to the contrary, except as set forth in Section 7.3(e), no termination made in accordance with Section 7.1 shall relieve any Party from liability for any fraud or Willful Breach of any representation, warranty, covenant, or other agreement contained in this Agreement prior to the valid termination of this Agreement. No termination of this Agreement shall affect the obligations of the Parties that expressly survive termination of this Agreement or are contained in the Confidentiality Agreement, all of which obligations shall survive the termination of this Agreement in accordance with its terms.

Section 7.3           Termination Fee; Expenses.

(a)         Except as otherwise provided in this Section 7.3 or otherwise as expressly provided in this Agreement, together with any fees for similar filings or notices under foreign Laws or regulations, all fees and expenses incurred by the Parties hereto shall be borne solely by the Party that has incurred such fees and expenses.

(b)          In the event that this Agreement is terminated by Parent pursuant to Section 7.1(d)(i), then the Company shall pay to Parent a fee in the amount of $600,000 (the “Company Termination Fee”), on the third (3rd) Business Day following the termination effective date.

(c)          In the event that this Agreement is terminated by the Company pursuant to Section 7.1(c)(i), then the Company shall pay to Parent the Company Termination Fee contemporaneously with such termination.

(d)         In the event that after the Execution Date but prior to the Effective Time, (i) a Takeover Proposal shall have been publicly disclosed, announced or otherwise made public by any Person (other than Parent or any of its Affiliates) (a “Company Takeover Proposal”), (ii) this Agreement is terminated pursuant to Section 7.1(b)(ii), Section 7.1(b)(iii)  or Section 7.1(d)(ii) or and, at the time of such termination, the Company Takeover Proposal has not been withdrawn and remains outstanding, and (iii) within twelve (12) months after the termination referred to in the preceding sub-clause (ii), the Company enters into a definitive agreement with respect to the transactions contemplated by such Company Takeover Proposal, then the Company shall pay to Parent the Company Termination Fee concurrently with the occurrence of the consummation of any Company Takeover Proposal; provided, however, that for purposes of the definition of “Takeover Proposal” in this Section 7.3(d), references to “15%” shall be replaced by “50%.”

(e)          The Parties acknowledge that this Section 7.3 is an integral part of the Transactions and that, without the terms contemplated herein, the Parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the Company Termination Fee pursuant to this Section 7.3, and Parent commences a lawsuit for the purpose of obtaining such payment, and such lawsuit results in a final, non-appealable judgment against the Company for any amount due pursuant to this Section 7.3, then the Company shall pay Parent all of its reasonable costs and expenses (including reasonable attorneys’ fees and expenses, provided that in no event shall attorneys’ fees that are based on a contingency fee, “success” fee or any other type of fee arrangement depending on the outcome of the lawsuit or Proceeding be deemed to constitute reasonable attorneys’ fees) arising from such lawsuit, together with interest accruing on the Company Termination Fee at the prime lending rate as published in The Wall Street Journal (compounded annually) in effect on the date the Company Termination Fee was required to be made with such interest accruing as of the date immediately following the date the Company Termination Fee was due in accordance with this Section 7.3. Notwithstanding anything to the contrary in this Agreement, but subject to Section 8.12, (i) if Parent receives or is entitled to receive the Company Termination Fee pursuant to this Section 7.3, such payment (plus any interest thereon pursuant to this Section 7.3(e)) shall be the sole and exclusive remedy of Parent and Merger Sub hereunder against the Company, except in the case of fraud or a Willful Breach of any covenant, agreement or obligation (in which case only the Company shall be liable for damages for such fraud or Willful Breach) and, upon payment of the Company Termination Fee, the Company shall have no further liability or obligation relating to or arising out of this Agreement or the Transactions (except for the liability of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation), (ii) if Parent or Merger Sub receives any payments from the Company in connection with any breach of this Agreement (except for breaches of the Company in the case of fraud or a Willful Breach of any covenant, agreement or obligation) and, thereafter, Parent is also entitled to receive the Company Termination Fee, the Company’s obligation to pay the Company Termination Fee shall be reduced by the aggregate amount of such payments made by the Company to Parent or Merger Sub in respect of any such breaches, (iii) under no circumstances shall Parent or Merger Sub, taken together, be entitled to receive both a grant of specific performance in accordance with Section 8.12 and money damages (which, for the avoidance of doubt, includes all or any portion of the Company Termination Fee), in each case, for any matters arising out of or related to this Agreement or the Transactions, (iv) under no circumstances shall the Company be permitted or entitled to receive both a grant of specific performance in accordance with Section 8.12 and money damages, in each case, for any matters arising out of or related to this Agreement or the Transactions; (v) in no event shall the Company’s liability for monetary damages to Parent or Merger Sub arising under this Agreement exceed the Termination Fee. All payments under this Section 7.3 shall be made by wire transfer of immediately available funds to an account designated in writing by Parent. In no event shall the Company Termination Fee be payable more than once.

ARTICLE VIII

MISCELLANEOUS

Section 8.1        Amendment and Modification. This Agreement may be amended, modified, and supplemented in any and all respects by written agreement of the Parties hereto at any time prior to the Closing with respect to any of the terms contained herein; provided, further, that after receipt of the Company Stockholder Approval, no amendment, modification, or supplement of this Agreement shall be effective that is required by applicable Law, or the rules and regulations of the NASDAQ, to be approved by the stockholders of the Company or the sole member of Parent, as applicable, without such approval(s) having first been obtained.

Section 8.2           Expenses; Transfer Taxes.

(a)       Except as otherwise provided in this Agreement, whether or not the Merger is consummated, all costs and expenses incurred in connection with the Merger, this Agreement and the Transactions contemplated hereby shall be paid by the Party incurring or required to incur such expenses.

(b)         All transfer, documentary, sales, use, stamp, registration and other such Taxes imposed with respect to the transfer of Company Common Stock pursuant to the Merger shall be borne by the Company and expressly shall not be a liability of the holders of Shares.

Section 8.3         Extension; Waiver. At any time prior to the Effective Time, upon written consent, Parent and Merger Sub, on the one hand, and the Company, on the other hand, may (a) extend the time for the performance of any of the obligations or other acts of the other Party or Parties, (b) waive any inaccuracies in the representations and warranties of the other Party or Parties contained in this Agreement or in any document delivered pursuant to this Agreement, or (c) subject to Section 8.1, waive compliance of the other Party or Parties with any of the agreements or conditions contained in this Agreement. Except as required by applicable Law, no waiver of this Agreement shall require the approval of the stockholders of either Parent or the Company. Any agreement on the part of a Party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such Party. The failure of any Party to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights, nor shall any single or partial exercise by any Party of any of its rights under this Agreement preclude any other or further exercise of such rights or any other rights under this Agreement.

Section 8.4          No Survival of Representations and Warranties. None of the representations and warranties set forth in either this Agreement or in any schedule, instrument, or other document delivered pursuant to this Agreement or otherwise in connection with the Transactions shall survive the Effective Time. The covenants and agreements of the Parties contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall not survive the Closing, except to the extent that any covenants and agreements by their terms are to be performed in whole or in part at or after the Closing, including those covenants and agreements set forth in this Article VIII, which shall, in each case, survive in accordance with their respective terms or until completed, as the case may be. Notwithstanding the foregoing, nothing in this Section 8.4 shall affect the time periods during which Parent may make a claim under, or otherwise limit any claim made by Parent under, the R&W Policy.

Section 8.5           Notices. All notices and other communications to any Party required hereunder or in connection with this Agreement shall be in writing and shall be deemed given if (i) delivered personally (providing proof of delivery), (ii) sent by a reliable overnight courier service, such as Federal Express (with confirmation of delivery), or (iii) sent by email (without receipt of a delivery failure notice) (if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient); provided that each Party shall use reasonable efforts to confirm receipt of such email correspondence promptly upon receipt. Such communications must be sent to the Parties at the following addresses (or at such other address for a Party as shall be specified by like notice):

(a)	if to Parent or Merger Sub, or the Surviving Corporation after the Effective Time to:

c/o Pelican Energy Partners III LP
2050 W. Sam Houston Pkwy.
S. #1550Houston, Texas 77042
Attention: Sam Veselka; Walter Weathers
Email: sveselka@pep-lp.com; WWeathers@pep-lp.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street
Suite 2800
Houston, Texas 77002
Attention: Jennie Simmons
Email: jennie.simmons@lockelord.com

(b)	if to the Company prior to the Effective Time, to:

GSE Systems, Inc.
940 Columbia Gateway Drive
Suite 470
Columbia, Maryland 21046
Attention: Ravi Khanna
Email: ravi.khanna@gses.com

with a copy (which shall not constitute notice) to:

Miles & Stockbridge P.C.
100 Light Street
Baltimore, Maryland 21202
Attention: Scott R. Wilson
Email: swilson@mslaw.com

Section 8.6         Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the Parties and delivered to the other Parties (including by facsimile or via portable document format (.pdf)), it being understood that all Parties need not sign the same counterpart. Signatures to this Agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (“.pdf”) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.7       Entire Agreement; Third Party Beneficiaries. This Agreement (including the exhibits, schedules, and annexes attached hereto or referenced herein, together with the other documents, certificates, agreements, and/or instruments referenced herein), the Confidentiality Agreement, and any other agreements entered into contemporaneously herewith (a) constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the subject matter hereof and thereof and (b) are not intended to confer any rights, benefits, remedies, obligations, or liabilities upon any Person other than the Parties hereto and their respective successors and permitted assigns, except that, notwithstanding the foregoing sub-clause (b), (i) following the Effective Time, the provisions of Section 5.9 shall be enforceable by each Person entitled to indemnification hereunder and such Person’s heirs, legatees, personal representatives, legal representatives, executors, administrators, successors, and assigns, (ii) following the Effective Time, the provisions hereof shall be enforceable by each former stockholder of the Company and each holder of Company equity-based awards to the extent necessary to receive the Merger Consideration to which each such stockholder is entitled to pursuant to Article II.

Section 8.8           Severability. If any term, provision, covenant, or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void, or unenforceable, the remainder of the terms, provisions, covenants, and restrictions of this Agreement shall remain in full force and effect. The Parties hereto further agree to replace such invalid, illegal, void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

Section 8.9         Assignment. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any of the Parties hereto in whole or in part (whether by operation of Law or otherwise) without the prior written consent of the other Parties, and any such assignment without such consent shall be null and void; provided that each of Parent and Merger Sub shall have the right, without the prior written consent of the Company, (i) to assign all or any portion of its respective rights, interests and obligations hereunder to a wholly owned direct or indirect Subsidiary of Parent or to any of its respective Affiliates, in each case, that is a “United States person” within the meaning of Section 7701(a)(30) of the Code or a domestic limited liability company treated as an entity disregarded as separate from such a “United States person” for U.S. federal income Tax purposes, or (ii) to any debt financing sources for purposes of creating a security interest herein or otherwise assigning as collateral in respect of any debt financing in accordance with the terms of such debt financing, but in each case no such assignment shall relieve Parent or Merger Sub of any of its obligations hereunder. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by the Parties and their respective successors and permitted assigns.

Section 8.10        Headings. The descriptive headings used herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

Section 8.11        Governing Law. This Agreement and all claims or causes of action (whether at Law, in contract or in tort or otherwise) that may be based upon, arise out of or relate to this Agreement or the Transactions, or the negotiation, execution or performance of this Agreement or the Transactions shall be governed by, and construed in accordance with, the Laws of the State of Delaware without giving effect to any principles of conflicts of law thereof or of any other jurisdiction that would require the application of the Laws of any other jurisdiction.

Section 8.12         Enforcement; Exclusive Jurisdiction.

(a)          The Parties agree that irreparable damage, for which monetary damage, even if available, may not be an adequate remedy, would occur and that the Parties would not have any adequate remedy at law in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached in any material respect. Accordingly, in the event of such breach or non-performance, the Parties shall be entitled to seek an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement. The Parties further agree not to assert that a remedy of specific performance is unenforceable, invalid, contrary to applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages or other remedy at law would provide an adequate remedy for any such breach. Each Party agrees that no other Party or any other Person shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each Party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument. If, on the Outside Date, there is a pending Proceeding that has been brought by a Party seeking the remedies provided for in this Section 8.12, then, without further action, the Outside Date shall be automatically extended until the date that is five (5) Business Days after the dismissal, settlement or entry of a final order with respect to such Proceeding.

(b)         Each of the Parties irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Transactions brought by any other Party or its successors or assigns shall be brought and determined in the Delaware Court of Chancery and any state appellate court therefrom within the State of Delaware (unless the Delaware Court of Chancery shall not have subject matter jurisdiction over a particular matter, in which case, in any state or federal court within the State of Delaware). In furtherance of the foregoing, each Party hereby (a) irrevocably consents to submit itself and its properties, and hereby submits itself and its properties, to the personal jurisdiction of the courts contemplated under this Section 8.12, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, and agrees not to plead or claim any objection to the laying of venue in any such court or that any Proceeding in any such court has been brought in an inconvenient forum, (c) agrees that it will not bring any action relating to this Agreement or any of the Transactions in any court other than the courts contemplated in this Section 8.12, and (d) consents to service of process being made through the notice procedures set forth in Section 8.5.

Section 8.13     WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY, AND VOLUNTARILY IRREVOCABLY AND UNCONDITIONALLY WAIVES TO THE FULLEST EXTENT PERMITTED BY LAW ANY AND ALL RIGHTS TO TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER, (III) IT MAKES THE FOREGOING WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.13.

Section 8.14         Interpretation. When a reference is made in this Agreement to an Article or Section, such reference shall be to an Article or Section of this Agreement unless otherwise indicated. The words “include,” “includes,” and “including” shall be deemed to be followed by “without limitation” whether or not they are in fact followed by such words or words of like import. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, unless the context otherwise requires. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall not be deemed to be exclusive. The words “the date hereof” shall mean the Execution Date. The word “extent” and the phrase “to the extent” when used in this Agreement shall mean the degree to which a subject or other thing extends, and such word or phrase shall not mean simply “if.” References to days mean calendar days unless Business Days are expressly specified. The terms “Dollars” and “$” mean United States Dollars. All terms defined in this Agreement shall have the defined meanings when used in any exhibit, schedule, document, agreement, certificate, or other instrument made or delivered pursuant hereto, unless such term is expressly defined therein. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any Contract, instrument, or Law defined or referred to herein means such Contract, instrument, or Law as from time to time amended, modified, or supplemented, including (in the case of Contracts or instruments) by waiver or consent and (in the case of Laws) by succession of comparable successor Laws and references to all attachments thereto and instruments incorporated therein. References to a Person are also to its permitted successors and assigns. This Agreement is the product of negotiations by the Parties having the assistance of counsel and other advisers. This Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement. Whenever this Agreement requires any party hereto to take or not take any action, such requirement shall be deemed to include a requirement of such party to cause each of its Subsidiaries to take or not take such action, as applicable. Whenever this Agreement requires a Company Subsidiary to take any action, such requirement shall be deemed to include an undertaking on the part of the Company to cause such Company Subsidiary to take such action. The words “made available to Parent” and words of similar import refer to documents (i) posted to the Data Room maintained by the Company or its Representatives in connection with the Transactions, (ii) delivered in person or electronically to Parent, Merger Sub or any of their respective Representatives or (iii) that are publicly available in the Electronic Data Gathering, Analysis and Retrieval (EDGAR) database of the SEC, in each case, at least two (2) Business Days prior to the Execution Date.

Section 8.15         Non-Recourse. This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as Parties. Except to the extent named as a Party to or a third-party beneficiary of this Agreement, and then only to the extent of the specific obligations of such Parties set forth in this Agreement, no past, present or future shareholder, member, partner, manager, director, officer, employee, Affiliate, agent or Representative of any Party to this Agreement will have any liability (whether in contract, tort, equity or otherwise) for any of the representations, warranties, covenants, agreements or other obligations or liabilities of any of the parties to this Agreement or for any claim based upon, arising out of or related to this Agreement.

Section 8.16         Definitions.

(a)          The following terms and those set forth in Section 8.16(b), when used in this Agreement, and the exhibits, schedules, and annexes and other documents delivered in connection herewith, shall have the meanings specified in this Section 8.16 or on the corresponding page number of the Index of Defined Terms:

“Affiliate” means, with respect to any specified Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. “Control” (including the terms “controlled by” and “under common control with”), with respect to the relationship between or among two or more Persons, means the possession, directly or indirectly, of the power to direct or cause the direction of the affairs or management of a Person, whether through the ownership of voting securities, as trustee or executor, by Contract or any other means.

“Anti-Slavery Laws” means, collectively, 19 U.S.C. 1307 and Uyghur Forced Labor Prevention Act, the Modern Slavery Act of 2015 and any other similar anti-slavery Law.

“Beneficial Owner” means, with respect to a Security, any Person who, directly or indirectly, through any contract, agreement, arrangement, understanding, relationship or otherwise, has or shares (i) the power to vote, or to direct the voting of, such Security, or (ii) the power to dispose of, or to direct the disposition of, such Security, or (iii) the ability to profit or share in any profit derived from a transaction in such Security, and shall otherwise be interpreted in accordance with the term “beneficial ownership” as defined in Rule 13d-3 adopted by the SEC under the Exchange Act. The terms “Beneficially Own,” “Beneficially Owned,” and “Beneficial Ownership” shall have a correlative meaning.

“Business Day” means any day other than a Saturday or Sunday or any other day on which commercial banks in the City of Houston, Texas are authorized or required by applicable Law to be closed for business.

“Cash” means, as of the time of determination, (a) the aggregate amount of cash and cash equivalents held by the Company and the Company Subsidiaries including but not limited to money market accounts, marketable securities and other liquid assets, determined in accordance with GAAP, plus (b) deposits in transit and deposits not yet cleared, minus (c) the aggregate balance of all outstanding checks written against such accounts, minus (d) the amount of any cash or cash equivalents not freely usable by the Company and described on Section 8.16(a)-RC of the Company Disclosure Letter (“Restricted Cash”).

“Code” means the United States Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder.

“Company Benefit Plan” means any employee benefit plan including any “employee benefit plan,” as defined in Section 3(3) of ERISA and each stock grant, stock purchase, stock option, restricted stock, other equity or equity-related, severance, employment, change-in-control, retention, fringe benefit, loan, collective bargaining, bonus, incentive, sabbatical, medical, dental, vision, disability, cafeteria benefit, dependent care, welfare benefit, life insurance or accident insurance, retirement, supplemental retirement, deferred compensation or other compensation or benefit plan, agreement, program, policy or other arrangement, whether or not subject to ERISA, maintained, entered into or contributed to by the Company or any of its ERISA Affiliates, or to which the Company or any of its ERISA Affiliates is a party, whether written or oral, for the benefit of any present or former employee, consultant or director of the Company or any of the Company Subsidiaries (including their dependents or beneficiaries) or with respect to which the Company or any of its ERISA Affiliates has any liability (contingent or otherwise) including any plan, program or agreement for the benefit of any service providers who perform services outside the United States.

“Company Information Systems” means all computer hardware, network, software, firmware, equipment which is reliant upon microchip technology, process automation, industrial and environmental control systems and telecommunications systems (including private branch exchanges) owned, leased or licensed by or on behalf of the Company and Company Subsidiaries.

“Company IP” means any Intellectual Property owned or purported to be owned, in whole or in part, by the Company or any Company Subsidiary.

“Company Long-Term Incentive Plan” means the GSE Systems, Inc. 1995 Long-Term Incentive Plan, amended and restated as of May 13, 2024.

“Company Material Adverse Effect” means any event, change, effect, development, state of facts, condition (financial or otherwise), circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences (i) would, or would reasonably be expected to, prevent, materially delay or materially impede the ability of the Company to consummate the Merger and the other Transactions or (ii) is, or would reasonably be expected to be, materially adverse to the business, results of operations, properties, assets, liabilities, operations or financial condition of the Company and the Company Subsidiaries, taken as a whole; provided that no event, change, effect, development, state of facts, condition, circumstance or occurrence shall be taken into account, either alone or in combination, in determining whether a Company Material Adverse Effect has occurred for purposes of clause (ii) of this definition, resulting or arising from or relating to any of the following: (A) any changes or developments in general United States or global economic conditions, (B) any changes or developments in the general conditions of the industries in which the Company and/or the Company Subsidiaries operate, (C) any decline in the market price or trading volume of the Securities of the Company, in and of itself (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances and occurrences giving rise to or contributing to such decline may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (D) any failure by the Company to meet any internal or published projections, forecasts, estimates, or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the underlying events, changes, effects, developments, states of facts, conditions, circumstances, and occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been, a Company Material Adverse Effect), (E) the execution and delivery of this Agreement or the public announcement or pendency of the Transactions or Transaction Litigation, (F) any action taken expressly required by this Agreement, (G) any change in applicable Law or GAAP (or authoritative interpretations thereof) after the date of this Agreement, (H) the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism, or (I) earthquakes, hurricanes, tsunamis, tornadoes, floods, mudslides, wild fires or natural disasters, pandemics, epidemics, or other widespread health crises or weather conditions; except, in the cases of clauses (A), (B), (G), (H), and (I) to the extent that the Company and the Company Subsidiaries, taken as a whole, are disproportionately adversely affected thereby as compared to other participants in the industries in which the Company and the Company Subsidiaries operate (in which case, such adverse effects (if any) shall be taken into account when determining whether a “Company Material Adverse Effect” has or may occur only to the extent they are disproportionate).

“Company PSU” means each restricted share unit subject to performance-based or market-based vesting criteria payable in, or the value of which is determined with reference to the value of, shares of Company Common Stock granted pursuant to the Company Long-Term Incentive Plan.

“Company RSU” means each restricted share unit subject solely to time-based vesting and not performance-based or market-based vesting, payable in, or the value of which is determined with reference to the value of shares of Company Common Stock, granted by the Company pursuant to the Company Long-Term Incentive Plan.

“Company Stock Options” means any options to purchase Shares of Company Common Stock granted pursuant to the Company Long-Term Incentive Plan, and whether or not subject to performance vesting conditions.

“Confidentiality Agreement” means the confidentiality agreement, dated on or about September 13, 2023, between Pelican Energy Partners Base Zero LP and the Company, as the same may be further amended, supplemented, or otherwise modified by the Parties.

“Constituent Documents” means, with respect to any Person, the charter, the certificate of incorporation or formation, bylaws, limited liability company, partnership or operating agreement, or comparable organizational documents of such Person, as the same may be amended, supplemented, or otherwise modified from time to time.

“Company Equity Award” means any equity compensation award granted or awarded under the Company Long-Term Incentive Plan or otherwise by the Company, including but not limited to Company PSUs, Company RSUs, and Company Stock Options.

“Contract” means any contract, subcontract, note, loan, bond, debenture, mortgage, indenture, deed of trust, license, lease, agreement or other contract, agreement, commitment instrument or obligation, written or oral, in each case, including all amendments thereto.

“Data Room” means, the data site maintained by the Company and its Representatives in connection with the transactions completed by this Agreement hosted by “Datasite”.

“Environmental Claim” means any claim, action, cause of action, suit, Proceeding, investigation, order, demand, or notice (written or oral) by any Person alleging actual or potential liability (including, without limitation, actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on, resulting from or relating to (a) the presence, Release of or exposure to any Materials of Environmental Concern, (b) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law, or (c) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Environmental Laws” means all Laws relating to pollution, the protection, restoration, or remediation of or prevention of harm to the environment or natural resources, or the protection of human health and safety from the presence of Materials of Environmental Concern, including Laws relating to: (a) the exposure to, or Releases or threatened Releases of, Materials of Environmental Concern; (b) the generation, manufacture, processing, distribution, use, treatment, containment, disposal, storage, transport, recycling, reclamation, re-use, or handling of Materials of Environmental Concern; or (c) recordkeeping, notification, disclosure, and reporting requirements respecting Materials of Environmental Concern.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

“ERISA Affiliate” means, with respect to any Person, each trade or business, whether or not incorporated, that, together with such Person, would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA or Section 414 of the Code.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“First Warrant” means that certain Common Stock Purchase Warrant No. 1 issued by the Company to Lind Global and dated February 23, 2022.

“GAAP” means generally accepted accounting principles in the United States, as consistently applied by the Company.

“Indebtedness” means any of the following liabilities or obligations (i) any indebtedness or other obligation for borrowed money, whether current, short-term, or long-term, and whether secured or unsecured (including any principal, premium, accrued and unpaid interest, related expenses, prepayment penalties, commitment and other fees, sale or liquidity participation amounts, reimbursements, indemnities and all other amounts payable in connection therewith), (ii) any indebtedness evidenced by a note, bond, debenture, or other Security or similar instrument, (iii) any liabilities or obligations with respect to interest rate swaps, collars, caps, and similar hedging obligations or other financial agreements or arrangements entered into for the purpose of limiting or managing interest rate risks, (iv) any capitalized lease obligations, (v) amounts owing for any conditional sale, or other title retention Contract, or for the deferred purchase price related to past acquisitions, including but not limited to “earn-outs,” indemnities and “seller notes” payable with respect to the acquisition of any business, assets or securities, but excluding any trade payables or similar obligations to a trade creditor incurred in the ordinary course of business, (vi) liabilities secured by any Liens, (vii) all liabilities, contingent or otherwise, as an account party in respect of letters of credit, credit support arrangements, standby letters of credit, performance bonds, and letters of guarantee to the extent not otherwise secured by Restricted Cash, (viii) any unfunded pensions or deferred compensation obligations to any of the Company’s employees, and (ix) guaranties, endorsements, and assumptions in respect of any of the foregoing clauses (i) through (viii) and (x) any fees, accrued and unpaid interest, premiums or penalties on any of the foregoing, in each case whether or not accrued or required to be accrued on the balance sheet of the Company or any Company Subsidiary.

“Intellectual Property” means all intellectual property rights throughout the world, including all U.S. and foreign (i) patents, patent applications, invention disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof, (ii) trademarks, service marks, names, corporate names, trade names, domain names, social media addresses and handles, logos, slogans, trade dress, design rights, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing (“Trademarks”), (iii) copyrights, works of authorship and copyrightable subject matter, (iv) rights in computer programs (whether in source code, object code, or other form), algorithms, compilations, technology supporting the foregoing, and all documentation, including user manuals and training materials, related to any of the foregoing (“Software”), (v) Trade Secrets, (vi) rights of publicity and privacy, and rights to personal information, (vii) moral rights and rights of attribution and integrity, (viii) all rights in the foregoing and in other similar intangible assets, and (ix) all applications and registrations for the foregoing.

“International Trade Laws” means all applicable (i) U.S. and non-U.S. export control laws and regulations, including but not limited to the United States Export Administration Act, International Emergency Economic Powers Act, the Export Control Reform Act of 2018, and their implementing Export Administration Regulations and the Arms Export Control Act and its implementing International Traffic in Arms Regulations; (ii) U.S. and non-U.S. laws, regulations or restrictive measures relating to economic or trade sanctions or embargoes, including those administered or enforced by the U.S. Department of Treasury Office of Foreign Assets Control (“OFAC”), the U.S. Department of State, and the U.S. Department of Commerce, the United Nations Security Council, the European Union, an EU Member State, the United Kingdom, China or any other relevant Governmental Entity; (iii) U.S. foreign investment review regulations (31 C.F.R. Parts 800 and 801); and (iv) anti-boycott Laws and regulations, including the U.S. Anti-Boycott Act of 2018, Part II of the Export Control Reform Act of 2018, regulations administered by the U.S. Department of Commerce and the U.S. Department of Treasury and any other similar Laws or regulations administered by the European Union, an EU Member State, the United Kingdom, China or any other relevant Governmental Entity.

“Knowledge” means the actual knowledge of (a) with respect to the Company, the persons set forth in Section 8.16(a)-KP of the Company Disclosure Letter after reasonable due inquiry of their respective direct reports and (b) with respect to Parent, Sam Veselka and Walter Weathers, after reasonable due inquiry of their respective direct reports.

“Laws” means any and all federal, state, local foreign, national or supranational statute, law (in each case, statutory, common or otherwise), constitution, treaty, convention, ordinance, code, Order, rule, statute, injunction, ruling, award, decree, writ or other similar binding directive or guidance enacted, issued, adopted, promulgated, entered into or applied by a Governmental Entity having jurisdiction over a given matter, in each case as amended and in effect from time to time.

“Lien” means any lien (statutory or otherwise), pledge, hypothecation, mortgage, lease, restriction, covenant, title defect, assignment, charge, encumbrance, adverse right, claim, option, right of first refusal, preemptive right or security interest of any kind or nature whatsoever (including any restriction on the voting interest of any security, any restriction on the transfer of any security (other than those imposed by applicable securities Laws) or other asset or any restriction on the possession, exercise or transfer of any other attribute of ownership of any asset).

“Lind Global” means Lind Global Fund II LP, a Delaware limited partnership.

“Lind Note” means that certain Senior Convertible Promissory Note dated June 23, 2023 and issued to Lind Global, as amended by that certain First Amended to Senior Convertible Promissory Note, dated October 6, 2023 and by that certain Second Amendment to Senior Convertible Promissory Note, dated February12, 2024.

“Look-Back Date” means a date that is five (5) years prior to the date of this Agreement.

“Materials of Environmental Concern” means (a) any material, substance, chemical, or waste (or combination thereof) that (i) is listed, defined, designated, regulated, or classified as hazardous, toxic, radioactive, dangerous, a pollutant, a contaminant, petroleum, oil, or words of similar meaning or effect under any Law relating to pollution, waste, the environment, natural resources, or the protection of human health and safety, or (ii) can form the basis of any liability under any Law relating to pollution, waste, the environment, natural resources or the protection of human health and safety, and (b) petroleum or any fraction thereof, petroleum products, natural gas, liquified natural gas, asbestos or asbestos-containing materials, radioactive materials, radon, toxic mold, urea formaldehyde, per- or polyfluoroalkyl substances, and polychlorinated biphenyls.

“NASDAQ” means the NASDAQ Stock Market.

“Open Source Software” means any Software that is subject to (a) the GNU General Public License, GNU Library General Public License, Artistic License, BSD license, Mozilla Public License, or any similar license, including, but not limited to, those licenses listed at www.opensource.org/licenses or (b) any agreement with terms requiring any Company IP to be (1) disclosed or distributed in source code form; (2) licensed for the purpose of making derivative works; or (3) redistributable.

“Order” means any charge, order, writ, injunction, decree, ruling, judgment, award, injunction, settlement, or stipulation issued, promulgated, made, rendered, or entered into by or with any Governmental Entity (in each case, whether civil, criminal or administrative and whether temporary, preliminary, or permanent).

“Parent Material Adverse Effect” means any event, change, effect, development, state of facts, condition, circumstance or occurrence that, individually or in the aggregate with all other events, changes, effects, developments, states of facts, conditions, circumstances and occurrences, would, or would reasonably be expected to, prevent, materially delay, or materially impede the ability of Parent or Merger Sub to consummate the Merger and the other Transactions.

“Permitted Lien” means (i) any Lien for Taxes not yet due and payable or which is being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (ii) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other similar Liens, including statutory liens, in each case incurred in the ordinary course of business to secure claims which are not yet due and payable or which are being contested in good faith by appropriate proceedings and for which adequate reserves have been established, (iii) pledges or deposits in connection with workers’ compensation, unemployment insurance, and other social security legislation, (iv) easements, rights-of-way, covenants, restrictions, and other similar nonmonetary encumbrances, and other minor irregularities in title, minor encroachments, or similar items shown on an accurate survey of the applicable Leased Real Property typical for the applicable property type and locality, in each case that (A) do not materially impair the use or value of the property subject thereto and (B) do not otherwise materially impair the business operations of the Company and its Company Subsidiaries, (v) non-exclusive licenses to Intellectual Property in the ordinary course of business, (vi) zoning, building codes, and other land use Laws regulating the use or occupancy of such Leased Real Property or the activities conducted thereon which are imposed by any Governmental Entity having jurisdiction over such Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property and (vii) Liens set forth on Section 8.16(a)-PL of the Company Disclosure Letter.

“Person” means any individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including the media, a Governmental Entity or an agency or instrumentality thereof, and any of their permitted successors and assigns.

“Personal Information” means information that identifies or can be used to directly or indirectly identify, describe, contact, locate, or otherwise be related to or associated with an individual or household, including information considered personal information or personal data under applicable Law.

“Proceeding” means any suit, action, proceeding, arbitration, mediation, audit, hearing, inquiry or, to the Knowledge of the Person in question, investigation (in each case, whether civil, criminal, administrative, investigative, formal or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Entity, arbitrator or other tribunal.

“Release” means disposing, discharging, injecting, spilling, leaking, pumping, pouring, leaching, dumping, emitting, escaping, emptying, migrating, or other release into or upon the indoor or outdoor environment, including without limitation, any soil, sediment, subsurface strata, surface water, groundwater, ambient air, the atmosphere, or any other media.

“R&W Conditional Binder” means the conditional binder received by Parent on or immediately prior to the Execution Date.

“R&W Policy” means the buyer-side representations and warranties insurance policy to be purchased and bound by Parent, in accordance with the R&W Conditional Binder.

“Sanctioned Country” means any country or region that is the subject or target of economic sanctions or a comprehensive embargo under International Trade Laws (including Cuba, Iran, North Korea, Syria, and the Crimea, Donetsk, and Luhansk regions of Ukraine).

“Sanctioned Person” means any Person that is the target of Sanctions Laws, including (i) any Person listed in any list of designated or blocked Persons maintained by the U.S. Department of the Treasury’s Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Governmental Authority under Sanctions Laws; (ii) any Person organized under the Laws of, part of the government of, or resident in a country or territory subject to comprehensive sanctions administered by OFAC or other applicable Governmental Entity or (iii) any Person 50% or more owned or, where relevant under applicable Sanctions Laws, controlled by any such Person or Persons or acting for or on behalf of such Person or Persons, or that is otherwise the target of asset-blocking sanctions maintained by the U.S. Treasury Department’s Office of Foreign Assets Control or other U.S. or non-U.S. Governmental Authority.

“Sanctions Laws” means applicable economic or financial sanctions or trade embargoes imposed, administered, or enforced by relevant Governmental Entities (to the extent consistent with U.S. law), including those administered by the U.S. government through the U.S. Treasury Department’s Office of Foreign Assets Control or the U.S. Department of State, the United Nations Security Council, the European Union or its Member States, or Her Majesty’s Treasury of the United Kingdom.

“Second Warrant” means that certain Common Stock Purchase Warrant issued by the Company to Lind Global and dated June 23, 2023.

“Secretary” means the Secretary of State of the State of Delaware.

“Securities Act” means, the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security” means, with respect to any Person, any series of common stock, preferred stock, and any other equity securities or capital stock of such Person (including interests convertible into or exchangeable or exercisable for any equity interest in any such series of common stock, preferred stock, and any other equity securities or capital stock of such Person), however described and whether voting or non-voting.

“Subsidiary” means, with respect to any Person, any corporation, limited liability company, partnership or other entity, whether incorporated or unincorporated, (i) of which at least a majority of the Securities or other interests having by their terms voting power to elect a majority of the board of directors (or other governing body or Person(s) performing similar functions) with respect to such corporation, limited liability company, partnership or other entity is directly or indirectly, though one or more intermediaries, Beneficially Owned or controlled by such Person or by any one or more of its Subsidiaries, or by such Person and one or more of its Subsidiaries, or (ii) that would be required to be consolidated in such Person’s financial statements under GAAP.

“Superior Proposal” means a bona fide written Takeover Proposal from any Person (other than Parent and its Subsidiaries or Affiliates) that was not solicited in violation of this Agreement for a direct or indirect acquisition or purchase of 50% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company, or 50% or more of any class of equity securities or voting power of the Company, any tender offer or exchange offer that if consummated would result in any Person beneficially owning 50% or more of any class of equity securities or voting power of the Company, or any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction involving the Company or any of the Company Subsidiaries pursuant to which such Person (or its stockholders) would own 50% or more of the consolidated assets of the Company or 50% or more of any class of equity securities of the Company or of any resulting parent company of the Company (in each case other than the Transactions), (A) which is reasonably capable of being completed within a reasonable period of time on the terms set forth in such proposal, taking into account all financial, legal, regulatory, and other aspects thereof that the Company Board in good faith deems relevant, (B) for which the third party has demonstrated that the financing for such offer is fully committed or is reasonably likely to be obtained, in each case as determined by the Company Board (or a committee thereof) in its good faith judgment (after consultation with the Company’s financial advisors and outside legal counsel), and (C) which the Company Board has determined in its good faith judgment would, if consummated, result in a transaction more favorable to its stockholders from a financial point of view than the Transactions after taking into account all such factors and matters deemed relevant in good faith by the Company Board, including legal, financial (including the financing terms of any such proposal), regulatory, timing or other aspects of such proposal, the transactions contemplated hereby, and after taking into account any changes to the terms of this Agreement offered in writing by Parent in response to such Superior Proposal pursuant to, and in accordance with, Section 5.2, as applicable.

“Takeover Proposal” means any inquiry, proposal, or offer from any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Parent and its Subsidiaries or Affiliates) relating to (A) any direct or indirect acquisition or purchase, in a single transaction or series of related transactions, of 15% or more of the consolidated assets (including equity interests in Subsidiaries) of the Company, or 15% or more of any class of equity securities of the Company, (B) any tender offer or exchange offer that if consummated would result in any Person or “group” beneficially owning 15% or more of any class of equity securities of the Company, and (C) any merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution, or similar transaction, or series of related transactions, involving the Company or any of its Subsidiaries pursuant to which such Person (or its stockholders) or “group” would own 15% or more of the consolidated assets of the Company or 15% or more of any class of equity securities of the Company or of any resulting parent company of the Company.

“Taxes” means any and all federal, state, local, foreign or other taxes of any kind (together with any and all interest, penalties, additions to tax and additional amounts imposed with respect thereto) imposed by any Governmental Entity, including taxes or other similar charges on or with respect to income, franchises, windfall or other profits, gross receipts, property, capital, sales, use, transfer, inventory, license, capital stock, payroll, employment, unemployment, social security, workers’ compensation, severance, stamp, occupation, premium or net worth, and taxes or other similar charges in the nature of excise, withholding, ad valorem, value added, estimated taxes, or custom duties.

“Tax Return” means any report, return, document, declaration, or other information, schedule, statement, or filing required to be filed with respect to Taxes (whether or not a payment is required to be made with respect to such filing), including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Trade Secrets” means all trade secrets and all other confidential information, ideas, know-how, inventions, proprietary processes, product recipes, formulae, models, and methodologies.

“Transaction Expenses” means (a) all amounts payable by the Company for all out-of-pocket costs and expenses incurred in connection with the Transactions, including in connection with the preparation for, negotiation of or consummation of the Transactions contemplated herein, including fees, costs and expenses for legal counsel, accountants, investment banking firms, and other professional and third party advisors; and (b) severance payments, change of control, sales, transaction, or retention bonuses or similar compensatory payments or amounts and benefits payable (and in each case, including the employer-portion of any payroll Taxes arising in connection with any of the foregoing amounts) that become payable pursuant to any arrangement or agreement with the Company or any of their Affiliates as a result of the consummation of the Transactions.

“Warrants” means, collectively, the First Warrant and Second Warrant, and each, a “Warrant”.

“Willful Breach” means a material breach, or failure to perform, that is a consequence of an act or omission undertaken by the breaching Party with knowledge (or that should have been made with knowledge under the circumstances) that the taking of, or failure to take, such act would, or would be reasonably expected to, cause a material breach of this Agreement.

(b)         Index of Defined Terms. In addition to the terms defined in Section 8.16(a), the following terms shall have the meanings ascribed to such terms in the Sections set forth below:

Term	Section
Acceptable Confidentiality Agreement	Section 5.2(b)
Adverse Recommendation Change	Section 5.2(c)
Affiliate	Section 8.16(a)
Alternative Transaction Agreement	Section 5.2(c)
Agreement	Preamble
Anti-Corruption Laws	Section 3.9(b)
Anti-Kickback Act	Section 3.9(b)
Beneficial Owner	Section 8.16(a)
Book-Entry Shares	Section 2.1(c)
Business Day	Section 8.16(a)
Cash	Section 8.16(a)
Certificate	Section 2.1(c)
Certificated Shares	Section 2.1(c)
Certificate of Merger	Section 1.3
Closing	Section 1.2
Closing Date	Section 1.2
Code	Section 8.16(a)
Company	Preamble
Company Affiliate Contract	Section 3.19
Company Agent	Section 1.01(b)
Company Benefit Plan	Section 8.16(a)

Term	Section
Company Board	Recitals
Company Business Personnel	Section 3.13(a)
Company Capitalization Date	Section 3.2(b)
Company Capital Stock	Recitals
Company Common Stock	Recitals
Company Data	Section 3.10(b)
Company Disclosure Documents	Section 3.7
Company Disclosure Letter	Article III
Company IP	Section 8.16(a)
Company Lease	Section 3.15(b)
Company Long-Term Incentive Plan	Section 8.16(a)
Company Material Adverse Effect	Section 8.16(a)
Company Material Contracts	Section 3.17(a)
Company Preferred Stock	Recitals
Company PSU	Section 8.16(a)
Company Recommendation	Recitals
Company RSU	Section 8.16(a)
Company SEC Documents	Section 3.5(a)
Company SEC Financial Statements	Section 3.5(c)
Company Software	Section 3.18(h)
Company Stockholder Approval	Section 3.3(a)
Company Stockholders’ Meeting	Section 5.4
Company Stock Options	Section 8.16(a)
Company Subsidiary	Section 3.1(c)
Company Takeover Proposal	Section 7.3(d)
Company Termination Fee	Section 7.3(b)
Confidentiality Agreement	Section 8.16(a)
Consent	Section 3.4(a)
Constituent Documents	Section 8.16(a)
Continuing Employees	Section 5.10(a)
Contract	Section 8.16(a)
Data Room	Section 8.16(a)
D&O Insurance	Section 5.9(c)
DGCL	Recitals
Dissenting Shares	Section 2.3
DLLCA	Recitals
Environmental Claim	Section 8.16(a)
Environmental Laws	Section 8.16(a)
Environmental Permits	Section 3.14(a)
ERISA	Section 8.16(a)
ERISA Affiliate	Section 8.16(a)
Exchange Act	Section 8.16(a)
Exchange Agreement	Section 2.4(a)
Exchange Fund	Section 2.4(a)

Term	Section
Excluded Shares	Section 2.1(a)
Facilities	Section 3.15(c)
Filing	Section 3.4(a)
First Warrant	Section 8.16(a)
First Warrant Payment	Section 2.6
Foreign Corrupt Practices Act	Section 3.9(b)
Foreign Interest	Section 4.9
GAAP	Section 8.16(a)
Government Contract	Section 3.22(a)
Governmental Entity	Section 3.4(a)
HCERA	Section 3.12(g)
Healthcare Reform Laws	Section 3.12(g)
In-Bound License	Section 3.18(d)
Indebtedness	Section 8.16(a)
Indemnification Contracts	Section 5.9(a)
Intellectual Property	Section 8.16(a)
International Trade Laws	Section 8.16(a)
IP License Agreements	Section 3.18(d)
International Trade Laws	Section 8.16(a)
Key Officers	Section 6.3(h)
Knowledge	Section 8.16(a)
Laws	Section 8.16(a)
Leased Real Property	Section 3.15(b)
Letter of Transmittal	Section 2.4(b)(i)
Lien	Section 8.16(a)
Lind Global	Section 8.16(a)
Lind Note	Section 8.16(a)
Look-Back Date	Section 8.16(a)
Material Customers	Section 3.21
Materials of Environmental Concern	Section 8.16(a)
Merger	Recitals
Merger Consideration	Section 2.1(b)
Merger Sub	Preamble
Open Source Software	Section 8.16(a)
Order	Section 8.16(a)
Out-Bound License	Section 3.18(d)
Outside Date	Section 7.1(b)(ii)
Parent	Preamble
Parent Agent	Section 1.01(b)
Parent Manager	Recitals
Parent Disclosure Letter	Article IV
Parent Material Adverse Effect	Section 8.16(a)
Party or Parties	Preamble
Paying Agent	Section 2.4(a)

Term	Section
Payoff Letters	Section 5.16(a)
Performance-Vested Company PSUs	Section 2.5(c)(i)
Permits	Section 3.11
Permitted Lien	Section 8.16(a)
Person	Section 8.16(a)
Personal Information	Section 8.16(a)
Personal Property	Section 3.15(d)
Policies	Section 3.20
PPACA	Section 3.12(g)
Premium Cap	Section 5.9(c)
Privacy Requirements	Section 3.10(a)
Proceeding	Section 8.16(a)
Proxy Statement	Section 5.3(a)
R&W Conditional Binder	Section 8.16(a)
R&W Policy	Section 8.16(a)
Registered IP	Section 3.18(a)
Release	Section 8.16(a)
Representatives	Section 5.7(a)
Restricted Cash	Section 8.16(a)
Sanctions Laws	Section 8.16(a)
Sanctioned Country	Section 8.16(a)
Sanctioned Person	Section 8.16(a)
Sarbanes-Oxley Act	Section 3.5(b)
Second Amended Certificate of Incorporation	Section 1.5
Second Warrant	Section 8.16(a)
Second Warrant Payment	Section 2.6
SEC	Article III
Securities Act	Section 8.16(a)
Security	Section 8.16(a)
Shares	Recitals
Significant Suppliers	Section 3.21
Software	Section 8.16(a)
Subsidiary	Section 8.16(a)
Superior Proposal	Section 8.16(a)
Surviving Bylaws	Section 1.5
Surviving Corporation	Section 1.1
Takeover Laws	Section 3.23
Takeover Proposal	Section 8.16(a)
Tax Return	Section 8.16(a)
Tax Incentive	Section 3.16(r)
Taxes	Section 8.16(a)
Trade Secrets	Section 8.16(a)
Trademarks	Section 8.16(a)
Transaction Expenses	Section 8.16(a)
Transaction Litigation	Section 5.12
Transactions	Recitals
Uncertificated Share	Section 2.1(c)
WARN	Section 3.13(h)
Warrants	Section 8.16(a)
Willful Breach	Section 8.16(a)

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IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

COMPANY:

GSE SYSTEMS, INC.

By:	/s/ Emmett Pepe
Name:	Emmet Pepe
Title:	Chief Financial Officer

PARENT:

NUCLEAR ENGINEERING HOLDINGS LLC

By:	/s/ Sam Veselka
Name:	Sam Veselka
Title:	Secretary

MERGER SUB:

GAMMA NUCLEAR MERGER SUB LLC

By:	/s/ Sam Veselka
Name:	Sam Veselka
Title:	Secretary

Signature Page to Agreement and Plan of Merger